    As filed with the Securities and Exchange Commission on April 2, 1998

                                                  REGISTRATION NO.______________

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                            -------------------------

                                  FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                         TRANSITION AUTO FINANCE II, INC.
                  (Name of small business issuer in its charter)

           TEXAS
  (State or other jurisdiction                    (Primary industrial                   (I.R.S. Employer
of incorporation or organization)              classification code number)              Identification No.)

   TRANSITION AUTO FINANCE II, INC.                                               Ken Lowe
      5422 Alpha Rd., Suite 100,                                           5422 Alpha Rd., Suite 100,
         Dallas, Texas 75240                                                   Dallas, Texas 75240
           (972) 404-0042                                                         (972) 404-0042
      (Address, including zip code, and telephone number,               (Name, address, including zip code,
including area code, of registrant's principal executive offices and      and telephone number, including
                   principal place of business)                           area code, of agent for service)

                            -------------------------

                                    COPIES TO:

            VINCE MOUER                                                         GERALD MORGAN
Kuperman, Orr, Mouer & Albers, P.C.                                       Burdett, Morgan & Thomas
  100 Congress Avenue, Suite 1400                                          5700 S.W. 45th Street
     Austin, Texas  78701-4042                                              Amarillo, Texas 79114

                            -------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                            -------------------------

                        CALCULATION OF REGISTRATION FEE

   Title of each         Dollar    Proposed maximum   Proposed maximum
class of securities  Amount to be   offering price   aggregate offering    Amount of
  to be registered    Registered        per unit            price        registration fee
------------------------------------------------------------------------------------------
    PROMISSORY        $10,000,000         N/A             $10,000,000          $2,950
      NOTES
------------------------------------------------------------------------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                CROSS REFERENCE SHEET
                              (Pursuant to Rule 404(a))

ITEM NO.    Item                                                          Location in Prospectus
--------    ----                                                          ----------------------
     1.     Front of Registration Statement and Outside Front       Front of Registration Statement; Outside Front Cover Page of
            Cover Page of Prospectus  . . . . . . . . . . . . . .   Prospectus

     2.     Inside Front and Outside Back Cover Pages of
            Prospectus  . . . . . . . . . . . . . . . . . . . . .   Inside Front and Outside Back Cover Pages of Prospectus

     3.     Summary Information and Risk Factors. . . . . . . . .   Prospectus Summary; Risk Factors

     4.     Use of Proceeds . . . . . . . . . . . . . . . . . . .   Use of Proceeds

     5.     Determination of Offering Price . . . . . . . . . . .   Underwriting

     6.     Dilution  . . . . . . . . . . . . . . . . . . . . . .   Dilution

     7.     Selling Security Holders. . . . . . . . . . . . . . .   Not Applicable

     8.     Plan of Distribution. . . . . . . . . . . . . . . . .   Underwriters

     9.     Legal Proceedings . . . . . . . . . . . . . . . . . .   Not Applicable

    10.     Directors, Executive Officers, Promoters and Control
            Persons . . . . . . . . . . . . . . . . . . . . . . .   Management

    11.     Security Ownership of Certain Beneficial
            Owners and Management . . . . . . . . . . . . . . . .   Principal Stockholders

    12.     Description of Securities To Be Registered  . . . . .   Description of the Securities

    13.     Interests of Named Experts and Counsel  . . . . . . .   Experts, Legal Matters

    14.     Disclosure of Commission's Position on Indemnification
            for Securities Act Liabilities  . . . . . . . . . . .   Management

    15.     Organization Within Last Five Years . . . . . . . . .   Prospectus Summary - Overview; Prospectus Summary - Use of
                                                                    Proceeds; Use of Proceeds; THE BUSINESS; Security Ownership of
                                                                    Certain Beneficial Owners and Management; Management - Certain
                                                                    Relationships and Related Transactions

    16.     Description of Business . . . . . . . . . . . . . . .   Available Information; Risk Factors, Management's Discussion
                                                                    and Analysis of Financial Condition; Security Ownership of
                                                                    Certain Beneficial  Owners and Management; Management;
                                                                    Description of the Notes; Index to Financial Statements

    17.     Management's Discussion and Analysis of Plan of         The Company; Management's Discussion and Analysis of Financial
            Operation . . . . . . . . . . . . . . . . . . . . . .   Conditions and Results of Operation

    18.     Description of Property . . . . . . . . . . . . . . .   The Company


    19.     Certain Relationships and Related Transactions  . . .   Use of Proceeds; The Company - The Business of the Company;
                                                                    Management - Certain Relationships and Transactions

    20.     Market for Common Equity and Related Stockholder        Risk Factors; Description of Securities; Shares Eligible for
            Matters . . . . . . . . . . . . . . . . . . . . . . .   Future Sale

    21.     Executive Compensation  . . . . . . . . . . . . . . .   Management

    22.     Financial Statements  . . . . . . . . . . . . . . . .   Financial statements

    23.     Changes in and Disagreements with Accountants on
            Accounting and Financial Disclosure . . . . . . . . .   Not Applicable

PROSPECTUS

                                  $10,000,000
                         TRANSITION AUTO FINANCE II, INC.
                          10% Redeemable Secured Notes
                               Due June 30, 2002

     Transition Auto Finance II, Inc., a Texas corporation (the "Company"), a newly organized, single purpose subsidiary of Transition Leasing Management, Inc., a Texas corporation ("Transition Leasing"), is hereby offering (the "Offering") up to $10,000,000 of its 10% Redeemable Secured Notes due
June 30, 2002 (the "Notes"). The Notes will be issued in minimum denominations of $1,000 and integral multiples thereof. The Notes will bear interest from the date of issuance at the rate of 10% per annum and interest will be paid monthly in arrears on the fifteenth (15th) day of each month. The principal amount of the Notes will be due and payable at their maturity on June 30, 2002 (the "Maturity Date"). Until the Company accepts subscriptions for Notes in an aggregate principal amount of $250,000 (the "Minimum Offering Amount"), all investor funds will be held in escrow.

     The Notes are collateralized by (i) lease contracts (the "Contracts") of new or late model automobiles (the "Leased Vehicles") that are not more than three model years old (and, in a limited number of cases, four model years old) at the time of lease (including passenger cars, minivans, sport/utility vehicles and light trucks) with factory warranties or extended service contracts that extend to the termination of their Contracts, (ii) the Leased Vehicles and (iii) certain other collateral described herein (the "Other Collateral). The Notes are subject to redemption at the option of the Company, in whole or in part, at any time after the eighteenth (18th) month following the release of funds from escrow at a redemption price equal to 100% of the outstanding principal amount thereof, together with accrued interest, without any premium or penalty. The Company has contracted with Transition Leasing to provide necessary purchasing and collection services. See "MANAGEMENT -- Certain Relationships and Related Transactions." No other party will insure or guarantee payment of the Notes. Noteholders may look only to the Leased Vehicles, the Contracts and the Other Collateral as a source of payment on the Notes.

     The Company's only business activities will be the purchase of the Leased Vehicles (and contemporaneously therewith, the execution of Contracts relative to such Leased Vehicles), the collection and servicing of the Contracts, the remarketing of the Leased Vehicles upon termination of the Contracts and raising of equity or debt capital to finance the acquisition of such Contracts and Leased Vehicles. The Company's only significant assets will be the Leased Vehicles and the Contracts. The Leased Vehicles are to be purchased or acquired by the Company using (a) the net proceeds from the sale of the Notes offered hereby, and (b) until the earlier of 25 months from the release of funds from escrow or a Contract Unavailability Notice (the "Sinking Fund Trigger Date"), so long as no Event of Default exists, the net collection proceeds from Contracts and net proceeds from remarketing of Leased Vehicles upon termination of the Contracts.

     The offering will terminate twelve (12) months from the date hereof (the "Offering

Termination Date"), unless terminated earlier by the Company for certain reasons. See "Plan of Distribution."

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THESE ARE SPECULATIVE SECURITIES. THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK INCLUDING RISKS OF DEFAULT ON THE CONTRACTS. SEE "RISK FACTORS." DEBT SECURITIES OFFERED WITH HIGH INTEREST OR YIELD GENERALLY INVOLVE MORE RISK THAN MANY OTHER MEDIUM TERM DEBT INSTRUMENTS WITH LOWER INTEREST OR YIELD.

     THERE IS CURRENTLY NO PUBLIC MARKET FOR THE NOTES AND THERE IS NO ASSURANCE THAT ONE WILL DEVELOP. INVESTORS SHOULD EXPECT TO RETAIN OWNERSHIP OF THE NOTES AND BEAR THE ECONOMIC RISKS OF THEIR INVESTMENT FOR THE ENTIRE TERM OF THE NOTES.

                                           Broker's
                       Price to          Commissions           Proceeds to
                        Public        and Expenses (1)         Company (2)
Per Note                 100%                8.5%                 91.5%
Total Minimum          $250,000            $21,250               $228,750
Total Maximum        $10,000,000           $850,000             $9,150,000

--------------------------------------------------------------------------------
     (1) The Company will pay 6% of the principal amount of the Notes sold in this offering to the Underwriter. In addition, the Company will reimburse the Underwriter for certain expenses incurred in connection with its due diligence activities with regard to the offering in an amount not to exceed 2.5% of the aggregate principal amount of the Notes sold. The Underwriter may share a portion of its commissions and due diligence reimbursement with licensed brokers/dealers selected by the Underwriter to participate in the Offering. See "Plan of Distribution." The Company and Transition Leasing have agreed, jointly and severally, to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     (2) Before deduction of up to 1.5% of the offering proceeds for the payment of offering and organization expenses incurred by Transition Leasing and reimbursed by the Company, which is a wholly-owned subsidiary of Transition Leasing. These amounts will range from $3,750 for the minimum offering of $250,000 to $150,000 for the maximum offering of $10,000,000.
--------------------------------------------------------------------------------

     The Notes are being offered on a "best efforts" basis by the Underwriter named herein and licensed broker/dealers selected by the Underwriter and who are members of the National Association of Securities Dealers, Inc. (the "NASD"). No participating broker/dealers have been selected to date. See "Plan of Distribution." Investor funds will be held in escrow until the

Company receives subscriptions for the Minimum Offering Amount. In the event the Minimum Offering Amount is not subscribed on or before the Offering Termination Date, the Offering will be terminated and the escrowed funds, plus any interest earned thereon, will be promptly returned to the investors by the escrow agent. Upon the acceptance of subscriptions for the Minimum Offering Amount of Notes, the escrowed funds will be released to the Company. Any subsequent subscription funds with respect to the sale of additional Notes will continue to be deposited in the subscription escrow, but will be immediately available for use by the Company upon the Company's request. All subscriptions are subject to the right of the Company to reject any subscription in whole or in part.

                              AVAILABLE INFORMATION

     The Company has filed a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Commission") with respect to the Notes offered pursuant to this Prospectus. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement and the exhibits thereto. For further information, reference is made to the charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at prescribed rates.

                              --------------------

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company as exhibits to this Registration Statement are hereby incorporated in this Prospectus by reference: (i) Indenture (the "Indenture") between the Company, Transition Leasing, Inc., and Trust Management, Inc., as Trustee, dated as of _______, 1998 and (ii) Servicing Agreement (the "Servicing Agreement") between Transition Leasing and the Company dated as of ________, 1998.

     THIS PROSPECTUS INCORPORATES THE INDENTURE AND THE SERVICING AGREEMENT BY REFERENCE, AND SUCH DOCUMENTS ARE NOT DELIVERED HEREWITH. EACH OF THE INDENTURE AND SERVICING AGREEMENT IS AVAILABLE WITHOUT CHARGE UPON REQUEST FROM KEN LOWE, PRESIDENT AND CHIEF FINANCIAL OFFICER OF THE COMPANY, TRANSITION AUTO FINANCE INC., 5422 ALPHA RD., SUITE 100, DALLAS, TEXAS 75240 (TELEPHONE: (972) 404-0042).

                              --------------------

                             REPORTS TO NOTEHOLDERS

     The Company will furnish to the Noteholders annual reports of the Company containing audited financial statements. An IRS Form 1099 will be mailed to each Noteholder following the end of each year.

                              --------------------

     No person is authorized to give any information on or to make any representations about the Company, the Notes or any other matter referred to herein, other than the information and representations contained in this Prospectus, incorporated by reference herein, and any supplements or amendments thereto or sales literature that has been approved by the NASD.
If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or the solicitation of any offer to buy, the securities offered hereby in any state in which, or to any person to whom, such an offer would be unlawful.

                              --------------------

     THE OFFERING IS OPEN ONLY TO INVESTORS THAT MEET THE COMPANY'S MINIMUM UNIFORM SUITABILITY STANDARD OR THE APPLICABLE STATE SUITABILITY STANDARD, WHICHEVER IS MORE STRINGENT. IN ORDER TO MEET THE COMPANY'S MINIMUM UNIFORM SUITABILITY STANDARD, A POTENTIAL INVESTOR MUST (i) HAVE A GROSS ANNUAL INCOME OF AT LEAST $45,000, AND HAVE A NET WORTH (EXCLUSIVE OF PERSONAL RESIDENCE, FURNISHINGS AND AUTOMOBILES) OF AT LEAST $45,000, OR (ii) HAVE A NET WORTH (EXCLUSIVE OF PERSONAL RESIDENCE, FURNISHINGS AND AUTOMOBILES) OF AT LEAST $150,000, WITHOUT REFERENCE TO INCOME. INVESTORS WILL BE REQUIRED TO REPRESENT, IN WRITING, THAT THEY SATISFY THE APPLICABLE STANDARD.

                              --------------------

     The mailing address of the Company's principal executive offices is 5422 Alpha Rd., Suite 100, Dallas, Texas 75240, and its telephone number is (972) 404-0042.

                                     SUMMARY

     The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus.

Overview . . . . . . . . . . . .   The Company will be engaged in the business
                                   of purchasing new or late model automobiles and concurrently therewith entering into leases of such automobiles to customers described below (each, a "Lessee" and, collectively, the "Lessees"). In addition, under certain conditions, the Company may purchase from an affiliate, Transition Auto
                                   Finance, Inc., a Texas corporation
                                   (hereinafter sometimes referred to as
                                   "TAF-I"), existing automobile lease contracts pursuant to which TAF-I is the lessor. See, "PURCHASE, ACQUISITION AND COLLECTION OF
                                   CONTRACTS -- General." The automobile lease contracts that the Company proposes to enter into, and the automobile lease contracts that the Company may purchase from TAF-I, are referred to herein as the "Contracts." The automobiles acquired by the Company and leased pursuant to the Contracts are referred to herein as the "Leased Vehicles."

                                   At the time of lease, the Leased Vehicles generally will not be more than three model years old and will be protected by factory warranties or extended service contracts that extend to the termination of their respective lease contracts. The Company expects that the applicants who will become Lessees will have "non-prime" credit ratings and, as such, both will not meet the credit standards imposed by automobile franchise retailers or banking institutions and will not have access to traditional sources of consumer credit for a new or late model automobile. Frequently, an applicant may have a "non-prime" credit rating because, at some time in the past, he has defaulted on one or more financial obligations or has filed for relief under the bankruptcy laws, or both. The Company expects that substantially all of the Contracts it purchases or acquires will be originated by Transition Leasing, which takes a more flexible approach and applies a more subjective analysis than those taken by traditional automobile financing sources in determining an applicant's suitability for credit approval. Transition Leasing endeavors to determine whether the applicant's prior credit problems were a result of job displacement, financial hardship beyond the applicant's control or other circumstances that are not indicative of the applicant's current financial condition or payment performance. In addition, Transition Leasing seeks Lessees who have stable employment providing regular income and possess a strong need to acquire appropriate transportation. It is the opinion of Transition Leasing's management that an individual who meets these underwriting criteria could, in most cases, lease a new or late model automobile under conventional terms, were it not for prior credit problems. Transition Leasing believes that by using subjective judgement it is able to profitability lease new and late model automobiles to many customers who would be denied approval for such leases from traditional sources. Transition Leasing believes that the risk of loss is substantially reduced when the leasing customer is current on payments for the first 12 months of the lease.

                                   Generally, the Company will acquire Contracts in two ways. In most instances, the Company will purchase the Leased Vehicles from unaffiliated third parties and concurrently will enter into Contracts with the Company's lease customers (the "Lessees"). The Company may also purchase existing Contracts from its affiliate, TAF-I, together with the automobile collateralizing such Contracts, under certain conditions. See, "PURCHASE, ACQUISITION AND COLLECTION OF CONTRACTS." In the event a Leased Vehicle is surrendered to or otherwise recovered by the Company upon a termination of a Contract prior to its expiration, the Company may execute a Contract if the returned Leased Vehicle is leased to a New Lessee.

                                   The Company will purchase the Leased Vehicles from new automobile franchise dealers, independent automobile dealers, independent leasing companies, at automobile auctions, or other sources. If the Lessee is introduced to Transition Leasing by these sources, the Leased Vehicle will generally be purchased by the Company at a purchase price (the "Actual Purchase Price") equal to or less than 95% of Manufactured Suggested Retail Price ("MSRP"). If the customer is generated by Transition Leasing's in-house marketing staff, and this is rarely the case, the Leased Vehicle will generally be purchased by the Company at a purchase price less than 95% of MSRP. At the time the Contract is executed, the Lessee will be required to make a down payment to the Company of not less than 15% of the Actual Purchase Price (if the Leased Vehicle is a Four Year Old Vehicle, the down payment will be at least 25% of the Actual Purchase
                                   Price).   Monthly lease payments under a
                                   Contract are calculated on the basis of an adjusted Purchase Price equal to 120% of the Actual Purchase Price less the down payment amount and plus tax, title and license fee, and an interest rate between 16% and 18% per annum. See, "PURCHASE, ACQUISITION AND COLLECTION OF CONTRACTS." The Company will pay to Transition Leasing 57.5% of each such down payment as a marketing fee (the "Marketing Fee"). The Company will use the remainder of the down payment and its funds, including the net proceeds of this Offering, to purchase the Leased Vehicles. In addition, at the time of purchasing a Leased Vehicle and executing a Contract with respect thereto, the Company will pay to Transition Leasing a purchase administration fee (the "Purchase Administration Fee") of $100, and a documentary fee (the "Documentary Fee") of $50, per Contract.

                                   The Company has obtained and intends to
                                   maintain a residual value insurance policy in order to provide the Company with protection in certain circumstances in the event that the proceeds from disposition of the Leased Vehicles at the end of their scheduled lease terms are less than the estimated projected values of the Leased Vehicles at lease inception. The essential purpose of the residual value insurance is to protect the Company in the event of a dramatic downturn in the value of a specific automobile model when the Leased Vehicle is returned to the Company. It does not protect against loss due to excessive mileage, damage, excessive wear and tear, and lease termination expenses; therefore, it does not guarantee that a certain amount will be realized by the Company when a given Leased

                                   Vehicle is returned.  See "RISK FACTORS --
                                   Subjective Determination of Residual
                                   Value; Limitation of Residual Value
                                   Protection Insurance; Reliance on
                                   Re-marketing to Satisfy Residual Obligation" and "THE COMPANY--Re-marketing".

                                   The Company will use the net proceeds of this Offering to purchase or acquire Contracts that are originated by Transition Leasing or by other lease facilitators. The acquisition of Contracts originated by Transition Leasing involves certain conflicts of interest, which include, among other things, that the decision as to which future Contracts originated by Transition Leasing, the parent of the Company, will be allocated to the Company and which will be retained by Transition for its own purposes, including future subsidiaries or other affiliates of Transition Leasing that may be engaged in the same business as the Company, will be made unilaterally by Transition Leasing. However, only Contracts that meet the Company's Contract criteria will qualify for allocation to the Company. In addition, any future automobile lease contract that is originated by Transition Leasing that meets the Company's Contract criteria will be allocated to the Company to the extent the Company's funds are available therefor, and Transition Leasing will have no discretion to purchase or acquire such Contract or cause an affiliated entity, including a future subsidiary engaged in the same business as the Company, to purchase or acquire such Contract. See, "RISK FACTORS -- Conflicts of Interest and"

                                   Transition Leasing will administer the
                                   collection of payments due under the
                                   Contracts, oversee the repossession of any Leased Vehicle that is leased under a Contract that is in default and sell or re-lease such Leased Vehicle, or re-market the Leased Vehicle upon expiration of the Contract to the original Lessee or at wholesale through regional auctions conducted by unaffiliated third parties or by other means.

                                   All collections on the Contracts will be used first to pay the interest on the Notes and "Allowed Expenses," which include servicing, trustee, bank, legal and accounting fees, taxes, repossession, re-marketing, repair, and liquidation expenses and insurance premiums. Until the Sinking Fund Trigger Date, remaining collections will be used to purchase and acquire additional Contracts. These purchases and acquisitions will cause the pool of Contracts that serves as collateral for the Notes to increase. The Company will not be allowed to use Contract collections for any other purposes. After the Sinking Fund Trigger Date, the Company will be required to deposit the net collection proceeds in a sinking fund trust account (the "Sinking Fund Account") controlled by the Trustee for payment on the Notes.

                                   If only the Minimum Offering Amount is
                                   raised, the Company will have approximately
                                   $226,250 (after offering and organizational expenses and broker/dealer commissions) to purchase Leased Vehicles. See "USE OF PROCEEDS." Based on the assumptions set forth in Exhibit A hereto ("Summary of Material Assumptions"), if only the Minimum Offering Amount is raised, the maximum number of Leased Vehicles that the Company can purchase and lease. Based on the assumptions set forth in Exhibit A, the Company believes that (i) it must acquire all 12 Leased Vehicles at the purchase price set forth in Exhibit A, (ii) the Contracts must be on the terms set forth on Exhibit A, including an implicit annual interest rate of 18%, and
                                   (iii) the estimated expenses of the Company must be as set forth in Exhibit A in order for the Company to cover the Allowed Expenses and pay all principal and interest on the Notes.

                                   The foregoing paragraph contains
                                   forward-looking information that is based on a number of assumptions set forth above and in Exhibit A. These assumptions include certain risks and uncertainties. A principal risk is that the Company has had no operations to date, and Transition Leasing, the Company's parent, which is responsible for the acquisition and servicing of the Company's Contracts, and affiliated corporations have limited operating history to date upon which to base these assumptions. Other risks and uncertainties are set forth under the caption "RISK FACTORS" elsewhere in this Prospectus. A variation in any single assumption could materially alter the ability of the Company to cover the Allowed Expenses and pay all principal and interest due on the Notes. There is no assurance that these assumptions, including, without limitation, the expected implicit interest rate of 18% per annum with respect to the Contracts, will be achieved. Accordingly, the ability of the Company to cover the Allowed Expenses and pay all principal and interest on the Notes may differ materially from this forward-looking information due to such risks and uncertainties.

Company. . . . . . . . . . . . .   Transition Auto Finance II, Inc. (the
                                   "Company"), in a newly organized, single purpose subsidiary of Transition Leasing.
                                   The Company has been formed for the purpose of purchasing or otherwise acquiring motor vehicles and automobile lease contracts, collecting lease payments and otherwise servicing automobile lease contracts and re-marketing motor vehicles upon termination of their Contracts.

                                   It does not have, and does not expect to have in the future, any significant assets other than the Leased Vehicles and the Contracts. While the Notes remain outstanding, the Company will be prohibited from engaging in any business other than the acquisition of Leased Vehicles and Contracts, the collection of Lease Payments and other servicing of the Contracts (including repossession and resale of the Leased Vehicles) and remarketing of the Leased Vehicles upon termination of the Contracts, and from incurring any additional indebtedness other than Allowed Expenses and any other amounts incurred in the ordinary course of its business. The Company was incorporated under the laws of the State of Texas on March 17, 1998. The Company's principal executive offices are located at 5422 Alpha Rd., Suite 100, Dallas, Texas 75240, and its telephone number is (972) 404-0042.

Offering Amount. . . . . . . . .   Up to $10,000,000 in principal amount of the
                                   Notes.   Investor funds will be held in
                                   escrow until subscriptions for $250,000 (the
                                   "Minimum Offering Amount") in principal
                                   amount of the Notes have been received. Any subsequent subscription funds will be immediately remitted by the underwriter to the Company and available for use by the Company.

Notes. . . . . . . . . . . . . .   10% Redeemable Secured Notes due June 30,
                                   2002 (the "Notes") to be issued subject to the terms of an Indenture between the Company and the Trustee.

Interest Payments
to Noteholders . . . . . . . . .   Each Note will bear interest from the date of
                                   issuance at the rate of 10% per annum on the outstanding principal balance of each Note.
                                   Interest on the Notes will be paid monthly in arrears on the fifteenth (15th ) day of each month beginning with the fifteenth (15th) day of the first full calendar month following its issuance and upon maturity (the "Payment
                                   Dates"). The record date for each payment of interest on the Notes is the close of business on the first business day of the month of the Payment Date for that payment.
                                   At all times while the Notes remain
                                   outstanding, the monthly interest payments must be fully satisfied before the collection proceeds from the Contracts may be used to pay any expenses or to purchase additional
                                   Leased Vehicles and Contracts.

                                   Payments of interest on the Notes will be made on each Payment Date by the Trustee or the Paying Agent of the Company out of funds in the Sinking Fund Account controlled by the Trustee. See, "COLLATERAL FOR THE ACCOUNTS -- The Sinking Fund

                                   Account." (Indenture, Section 4.2) On or prior to the Business Day immediately preceding each Payment Date, the Company will transfer to the Sinking Fund Account from the Company's Operating Account an amount that, together with any funds in the Sinking Fund Account, is sufficient to pay the accrued interest due on the outstanding Notes on such Payment Date. Such transfer must be made before any funds remaining in the Operating Account may be applied by the Company to any other purpose. See "DESCRIPTION OF THE NOTES -- Source of Funds for Payment; Sinking Fund" (Indenture, Section 4.2). Following the Sinking Fund Trigger Date, all of the funds in the Company's Operating Account, less Allowed Expenses payable by the Company, will be transferred on at least a monthly basis to the Sinking Fund Account.

Effective Yield. . . . . . . . .   The effective interest rates of the Notes
                                   will be lower than their stated interest rates because each payment of interest will be paid 15 days after the month over which it accrued.

Optional Redemption. . . . . . .   The Notes will be redeemable at the option of
                                   the Company on any Payment Date after the eighteenth (18th) month following the release of funds from escrow, in whole or in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date.

Mandatory
Redemption of Notes. . . . . . .   In the event that the Company is unable to
                                   purchase or acquire additional Contracts satisfying the Contract criteria, the Company intends to elect to deliver a Contract
                                   Unavailability Notice to the Trustee, at which time the Company would cease purchasing or acquiring new Contracts and all subsequent net collection proceeds from then existing
                                   Contracts would be deposited into the Sinking
                                   Fund Account for payment of the Notes. At any time after the eighteenth (18th) month following the release of funds from escrow, the Company may elect to redeem the Notes prior to their stated maturity, in whole or in part, thus reducing the overall return to purchasers of the Notes. The redemption price would be 100% of the outstanding principal amount of the Notes, together with accrued interest, without any premium or penalty. See "DESCRIPTION OF THE NOTES --
                                   Redemption."

Sinking Fund Account . . . . . .   Commencing on the date (the "Sinking Fund
                                   Trigger Date"), that is the earlier of 25 months from the release of funds from escrow or the delivery of a Contract Unavailability
                                   Notice (see "DESCRIPTION OF THE NOTES --
                                   Redemption"), all net collection proceeds from the Contracts, payment of interest on the Notes and Allowed Expenses, will be required to be deposited into a trust account in the name of the Company (the
                                   "Sinking Fund Account"), for payment of
                                   the Notes.  With the exception of the
                                   Company's deposit of funds to pay interest due with respect to the Notes on a given
                                   Payment Date, there is no schedule of
                                   minimum payments into the Sinking Fund
                                   Account.  During an Event of Default (see
                                   "ADDITIONAL INDENTURE PROVISIONS --Events of Default") (including the failure of the Company to pay fully the principal on the Notes at maturity), all collection proceeds (less fees and expenses owed to the Trustee) will be required to be deposited into the Sinking Fund Account for payment of the Notes.

Principal Payments
to Noteholders . . . . . . . . .   No principal payments will be made on the
                                   Notes until the Maturity Date.

Maturity Date. . . . . . . . . .   The maturity date (the "Maturity Date") shall
                                   be June 30, 2002. The Notes provide for a single maturity date regardless of the date of purchase of the Notes.

Collateral for the
Notes. . . . . . . . . . . . . .   The Notes will be collateralized by the
                                   Contracts, the Leased Vehicles, the accounts which hold the proceeds of this Offering, the Servicing Agreement and the proceeds thereof.


                                   THE CONTRACTS AND THE LEASED VEHICLES.  The
                                   Contracts will consist of automobile lease contracts of the Leased Vehicles. The Leased Vehicles will consist of new or late model automobiles that are not more than three model years old (and in a limited number of instances, four model years old) at the time of lease (including passenger cars, minivans, sport/utility vehicles and light trucks) with factory warranties or extended service contracts that extend to the termination of their respective lease contracts. The Contracts will be originated and serviced by Transition Leasing, on behalf of the Company, under the terms of a Servicing Agreement (the "Service Agreement") between the Company and Transition Leasing.

                                   THE CONTRACT PROCEEDS AND OPERATING ACCOUNT.
                                   The proceeds from the Contracts also will constitute collateral for the Notes under the Indenture. All proceeds from the Contracts (including all portions thereof treated for tax or financial accounting purposes as principal or interest) will be paid directly by the Lessees to the Company and will be deposited in to a commercial bank account maintained by the

                                   Company (the "Operating Account"). Any
                                   funds in the Operating Account will be
                                   subject to the Trustee's lien securing
                                   payment of the Notes.  Any interest or
                                   other gain earned on the Company's funds while in the Operating Account will belong to the Company, subject to the Trustee's lien. So long as the Notes have not been declared due and payable as a result of an Event of Default and subject to the receipt by the Trustee of any required certificates the Company will have the right to cause the funds contained in the Operating Account to be withdrawn or applied for the following purposes in the following order of priority: first, to the deposit into the Sinking Fund Account for payment of any interest due on the outstanding Notes on each Payment Date; second, to any amounts due the Trustee for its fees and expenses; third, except during an Event of Default, to the payment of any other Allowed Expenses, as certified by the Company; fourth, after the Sinking Fund Trigger Date or during an Event of Default, to the deposit into the Sinking Fund for payment or redemption of the Notes; and fifth, prior to the Sinking Fund Trigger Date, except during an Event of Default, to the purchase of eligible Contracts or automobiles to become Leased Vehicles subject to an eligible Contract, as certified by the Company and Transition Leasing. Otherwise, until the Notes are paid in full, the Company is prohibited from withdrawing any funds from the Operating Account. The Trustee will be provided regular reports by which the use of such funds may be monitored and will have the right to make any required transfers of funds. See "COLLATERAL FOR THE NOTES--The Contract Proceeds and Operating Account."

                                   THE SINKING FUND ACCOUNT.  Prior to the
                                   Sinking Fund Trigger Date, and prior to a
                                   given Payment Date, the Company will transfer into the Sinking Fund Account sufficient funds to pay interest due with respect to any Notes as of such Payment Date. After the Sinking Fund Trigger Date, all collection proceeds (including all portions thereof treated for tax or financial accounting purposes as principal or interest) from the Contracts, following deduction of Allowed Expenses, will be transferred to the Sinking Fund Account and retained by the Trustee for payment of the Notes. Further, during the continuance of an Event of Default, the collection proceeds, without any deduction for Allowed Expenses (other than the fees and expenses of the Trustee), will be transferred at least monthly from the Company's Operating Account to the Sinking Fund Account, unless the Trustee elects to exercise its remedies to collect directly from the Lessees under
                                   the Contracts.   Any funds in the Sinking
                                   Fund Account will be subject to the Trustee's lien securing payment of the Notes.

                                   THE SERVICING AGREEMENT. The Company has granted a security interest to the Trustee in all of its rights under the Servicing Agreement.

Purchase or Acquisition
of Contracts . . . . . . . . . .   The Company will purchase or acquire Leased
                                   Vehicles and Contracts using (i) the net proceeds from the sale of Notes and (ii) until the Sinking Fund Trigger Date, so long as no Event of Default exists, any remaining net collection proceeds from previously purchased or acquired Contracts, after deduction for payments of interest and Allowed Expenses. In addition to the purchase price payable by the Company for the Contract or Leased Vehicle (plus applicable sales tax, title transfer and license plate fees), the Company must also pay the Purchase
                                   Administration Fee and the Documentary Fee to
                                   Transition Leasing for its purchase
                                   administration services with respect to such Contracts and will pay the Marketing Fee to Transition Leasing with respect to Contracts that were originated by Transition Leasing.
                                   The Company may Leased Vehicles and Contracts form another wholly-owned subsidiary of
                                   Transition Leasing.  See "SUMMARY OF
                                   ESTIMATED ALLOWED EXPENSES" and "PURCHASE,
                                   ACQUISITION AND COLLECTION OF CONTRACTS."
                                   See also, "MANAGEMENT -- Certain
                                   Relationships and Related Transactions."

Collection of Payments . . . . .   Under the Servicing Agreement, Transition
                                   Leasing is obligated to exercise
                                   discretionary powers involved in the
                                   management, administration and collection of the Contracts and to bear all costs and expenses incurred in connection therewith.
                                   Transition Leasing is obligated to use the same care and apply the same policies that it would exercise if it owned the Contracts.
                                   (Servicing Agreement, Section 1.A.)

Servicer . . . . . . . . . . . .   Transition Leasing is the parent of the
                                   Company. Its principal offices are located at 5422 Alpha Road, Suite 100, Dallas, Texas
                                   75240.  Transition Leasing is obligated
                                   pursuant to the Servicing Agreement, subject to the limitations set forth therein, to provide its services for the purchasing, origination and collecting of the Contracts on behalf of the Company, and to repurchase certain of the Contracts under certain circumstances. Other than the Marketing Fee, the Purchase Administration Fee and the Documentary Fee, the Company's payments to Transition Leasing associated with the purchase, origination and collection of the Contracts during the life of the Notes will be limited to a monthly servicing fee of $20 for each Contract that has not been assigned for repossession (the "Contract Servicing

                                   Fee"), and repossession, repairs and
                                   liquidation expenses incurred by Transition
                                   Leasing with respect to Leased Vehicles upon termination of Contracts. See "PURCHASE, ACQUISITION AND COLLECTION OF CONTRACTS."

Trustee  . . . . . . . . . . . .   Trust Management, Inc., of Fort Worth, Texas

Tax Status . . . . . . . . . . .   The Company intends to treat the Notes as
                                   taxable obligations under the Internal
                                   Revenue Code of 1986, as amended (the
                                   "Code"), and interest paid or accrued will be taxable to non-exempt holders of the Notes.
                                   See "CERTAIN FEDERAL INCOME TAX
                                   CONSEQUENCES."

Use of Proceeds. . . . . . . . .   The Company will use at least 90.5% of the
                                   gross proceeds from the sale of the Notes for the purchase or acquisition of Leased
                                   Vehicles and Contracts. No more than 9.5% of such proceeds will be used to pay commissions, fees and expenses as stated in this Prospectus. Any excess fees and expenses will be borne by Transition Leasing.
                                   See "USE OF PROCEEDS."

Denominations. . . . . . . . . .   The Notes will be issued in fully registered
                                   form in denominations of $1,000 and integral multiples thereof, subject to a minimum purchase by each investor of at least $5,000
                                   (or $2,000 for Individual Retirement
                                   Accounts).

No Rating. . . . . . . . . . . .   The Company has not sought, and is not
                                   required by the Indenture or any other
                                   document, to obtain a rating of the Notes by a rating agency.

Risk Factors . . . . . . . . . .   An investment in the Notes entails certain
                                   risks, including the risk of default on the
                                   Contracts.  See "RISK FACTORS."
Plan of
Distribution . . . . . . . . . .   The Notes will be sold on a "best efforts"
                                   basis by participating broker/dealers that are qualified to offer and sell the Notes in one or more states as engaged by the Company and that are members of the National
                                   Association of Securities Dealers, Inc. (the
                                   "NASD"). Investor funds will be held in a subscription escrow account until the minimum of $250,000 in principal amount of the Notes are sold. If subscriptions for the Minimum
                                   Offering Amount are not received on or before the Offering Termination Date, the Offering will be terminated and the escrow funds, plus any interest thereon, will be promptly returned to the subscribing investors by the escrow agent. Any subsequent subscriptions funds will continue to be held in the subscription escrow, but the escrowed funds will be released to the

                                   Company and available for use by the
                                   Company upon the Company's request.  See
                                   "PLAN OF DISTRIBUTION."

Offering Termination
Date . . . . . . . . . . . . . .   Twelve (12) months after the date hereof,
                                   unless sooner terminated by the Company for certain reasons. See "PLAN OF DISTRIBUTION."



                                  RISK FACTORS

     An investment in the Notes involves a number of significant risks. In considering a purchase of these securities, prospective investors should carefully consider the risks involved, including the following:

LIMITED ASSETS; SINGLE PURPOSE NATURE

     The Company was incorporated on March 17, 1998, and has no prior operating history. The Company has been formed for the sole purposes of purchasing or acquiring Leased Vehicles and Contracts, servicing Contracts and remarketing the Leased Vehicles upon termination of the Contracts, and raising cash, equity or debt, to invest in such Contracts. The Company does not have, and is not expected to have, any significant assets other than the Leased Vehicles and the Contracts that collateralize the Notes. While the Notes remain outstanding, the Company will be prohibited from engaging in any business other than the purchase or acquisition of Leased Vehicles and Contracts, the collection and servicing of the Contracts (including repossession and resale of the Leased Vehicles) and the remarketing of the Leased Vehicles and Contracts upon termination of the Contracts, and from incurring any additional indebtedness other than Allowed Expenses and any other amounts incurred in the ordinary course of its business. No other party, including the sole shareholder of the Company, Transition Leasing, will insure or guarantee the Company's obligations under the Notes or will be obligated to make capital contributions to the Company at any time. If an Event of Default under the Indenture occurs, the holders of the Notes will have no recourse against Transition Leasing for payment of the Notes. Consequently, Noteholders must rely primarily upon payments made on or in respect of the Contracts and the funds received from the sale of the Leased Vehicles upon expiration of the Contracts for the payment of interest on and principal of the Notes. If such payments and funds are insufficient to make the payments due on the Notes at their maturity, the Company will have no other significant assets to apply to payment of the deficiency.

OPERATING HISTORY OF TRANSITION LEASING

     Transition Leasing, the sole shareholder of the Company and with whom the Company has contracted for the purchasing, originating and servicing of the Contracts on the Company's behalf, was incorporated on October 17, 1994 and began purchasing and servicing automobile lease contracts thereafter. In 1994, Transition Leasing formed another single purpose subsidiary, TAF-I.

TAF-I concluded a public offering of Notes in 1997 and Transition Leasing provides services to TAF-I similar to those which it proposes to provide to the Company. Investors should recognize that Transition Leasing has a limited operating history and limited financial resources. Moreover, the performance of TAF-I may not offer assurances that the operations of the Company will meet with any reasonable success.

PURCHASING AND AVAILABILITY OF CONTRACTS DEPENDENT ON TRANSITION LEASING

     The Company's ability to purchase Contracts will be dependent on Transition Leasing for purchasing and originating services and Transition Leasing's contacts with automobile franchise dealers, independent automobile dealers, and independent leasing companies from which most of the Contracts
will be purchased or originated.   The Company, and, therefore, the
investors, will be highly dependent upon the judgment of Transition Leasing with respect to the highly subjective and difficult process of leasing automobiles to people with prior substantial credit problems and non-prime credit ratings and making credit decisions in connection therewith. Transition Leasing has limited experience in making such credit decisions. See "PURCHASE, ACQUISITION AND COLLECTION OF CONTRACTS."

     Based on Transition Leasing's recent, but limited experience, the Company believes that an adequate supply of eligible Contracts will be available for purchase. In the event that the Company is unable to purchase or acquire additional Contracts satisfying the purchasing criteria through Transition Leasing or other entities, the Company may elect to deliver a Contract Unavailability Notice at the Trustee, at which time the Company would cease purchasing or acquiring new Contracts and all subsequent net collection proceeds from then existing Contracts, following deduction for payment of interest on the Notes and Allowed Expenses would be deposited into the Sinking Fund Account for payment of the Notes. See "COLLATERAL FOR THE NOTES--The Sinking Fund Account."

INTEREST RATE RISK; YIELD CONSIDERATIONS

     Because the Notes will bear interest at a fixed rate, and purchasers of Notes will be subject to the risk that future higher interest rates, while not affecting the yield of the Notes to an investor who purchases and holds Notes through their maturity, will diminish or limit the yield of a Noteholder who attempts to sell his Note prior to the Maturity Date. Moreover, because the Notes are subject to redemption at any time after the 18th month following the release of subscription funds from escrow, if future interest rates decline, the Company's ability to redeem the Notes may limit the investor's ability to realize enhancements in the value of the Notes resulting from the lower initial rates, and there can be no assurance that investors will be able to reinvest the proceeds from any redemption of Notes at yields equal to or exceeding the yields on the Notes.

FUNDS FOR REPAYMENT OF PRINCIPAL AND REDEMPTION OF NOTES

     The amount of funds in the Sinking Fund Account, and hence the amount of funds that the Company will be able to repay on the Notes, whether in redemption of the Notes or upon the

Maturity Date, will primarily depend on rates and timing of payments on the
Contracts.   Because the rate of payments on the Contracts will depend on a variety of factors, no assurance can be given as to such rate, the rate at which funds will accumulate in the Sinking Fund Account or the rate or time at which redemptions will occur. In addition, because (i) the Contracts may be prepaid at any time and (ii) the Sinking Fund Trigger Date may occur earlier than 25 months from the release of funds from escrow if the Company is unable to purchase additional Contracts satisfying the purchasing criteria, it is not possible to predict the rate at which the Notes will be redeemed. There can be no assurance that investors in the Notes will be able to reinvest redemption proceeds at yields equaling or exceeding the yields on the Notes. It is possible that yields on any such reinvestments will be lower, and may be significantly lower, than the yields on the Notes.

COLLECTION AND REPOSSESSIONS; PERFORMANCE OF CONTRACTS; REPOSSESSIONS

     The Contracts will be leases of new and late model motor vehicles. Unlike automobile retailers or banking institutions which finance automobile leases, but which do not typically extend credit to individuals with past credit problems or non-prime credit ratings, Transition Leasing bases, and the Company will base, their financing criteria on a more subjective analysis in determining an applicant's suitability for Contract approval. The payment experience on the Contracts is likely to be different than that on receivables of traditional automobile financing sources and may be more sensitive to changes in the economic climate in the areas in which the Lessees reside. The delinquency rates on the Contracts may generally be higher than those experienced by traditional automobile financing sources. Although the Company believes that its method of determining suitability for Contracts will result in a portfolio of Contracts that will perform in a manner sufficient to make the interest and principal payments on the Notes as they become due, there can be no assurance that such will be the case. Transition Leasing, on which the Company will rely for purchasing and originating services, has a limited operating history, has limited experience entering into automobile leasing contracts with applicants with past credit problems and non-prime credit ratings, and cannot predict the level of charge-offs and delinquencies on the Contracts.

     Although the Company believes that the net collection proceeds from the Contracts, after deduction of Allowed Expenses, together with any proceeds from sales of Leased Vehicles upon repossession or remarketing, will be sufficient to make the required payments on the Notes, the actual collection rates are impossible to predict precisely, and adverse changes in collectibility rates caused by changes in economic conditions, or other factors beyond the Company's control, could adversely affect the Company's ability to collect on the Contracts and to make the required payments on the Notes. If the Contracts do not collectively perform as expected by the Company, the Company's ability to collect on the Contracts and to make the required payments on the Notes could be adversely affected.

     In the event that a Lease Payment is more than 30 days overdue, Transition Leasing generally will commence repossession of a Leased Vehicle. Transition Leasing believes that collection proceeds on the Contracts will be maximized by permitting some latitude to work with Lessees who may be in technical default for nonpayment of an installment but who are making payments. If a substantial number of such Lessees make no further payments on their Contracts, the delay in the repossession of Leased Vehicles could result in a decrease in repossession proceeds received by the Fund and could have an adverse impact on the Fund's ability to pay the Notes.

SUFFICIENCY OF SINKING FUND

     Prior to the Sinking Fund Trigger Date, the Company will deposit into the Sinking Fund Account sufficient funds to pay the monthly interest payment due on each Payment Date with respect to the Notes. Following the Sinking Fund Trigger Date, which is the earlier of: (i) 25 months from the release of funds from escrow or (ii) the Company's delivery of a Contract Unavailability Notice, the Company will be required to transfer all net collection proceeds from the Contracts, after deduction of Allowed Expenses, to the Sinking Fund Account. Such proceeds will be retained by the Trustee in the Sinking Fund Account to pay the monthly interest payments on the Notes and, to the extent of available funds in the Sinking Fund Account and at the Company's discretion, to redeem all or some of the Notes, and to pay any principal and accrued interest that remains outstanding at maturity on the Maturity Date. The Maturity Date shall be June 30, 2002.

     Except for the obligation to deposit funds to make monthly interest payments prior to the Sinking Fund Trigger Date, The Company is not required to satisfy any minimum schedule of payments into the Sinking Fund Account, and prior to the Maturity Date, the Company is not required to satisfy any minimum schedule of payments of principal on the Notes. The net collection proceeds from the Contracts, any income earned on such proceeds while they are in the Sinking Fund Account during the period from the Sinking Fund Trigger Date to the Maturity Date, may be insufficient to pay all principal outstanding on the Notes on the Maturity Date, after payment of all interest, and some refinancing or sale of the remaining Contracts may be necessary for full repayment of the Notes on that date, which refinancing or sale cannot be assured. In that event, unless the Company is able to refinance the Notes through other financing sources, the Company will be in default under the Indenture, and the Trustee may exercise any of its available remedies, which include the right to continue to collect on the Contracts until the Notes are paid, to foreclose on the Contracts or to seek a judgment against the Company. There can be no assurance that the proceeds, if any, received by the Trustee as a result of the exercise of its remedies under the Indenture will be sufficient to repay the Notes in full or of the timing of any such payments.

SUBJECTIVE DETERMINATION OF RESIDUAL VALUE; LIMITATION ON PROTECTION PROVIDED BY RESIDUAL VALUE INSURANCE; RELIANCE ON REMARKETING TO SATISFY RESIDUAL OBLIGATION

     The Company will face risks arising from its estimate at lease inception of the projected value of the Leased Vehicle at the end of the scheduled lease term (the "Residual"). The Company has obtained, and intends to maintain, a residual value insurance policy in order to provide the Company with protection under certain circumstances in the event that the proceeds from the disposition of Leased Vehicles at the end of their scheduled lease terms are less than the related Residuals. At the end of the scheduled lease term, the Company generally will dispose of the Leased Vehicle either to the Lessee or other related parties or in the used automobile market. To the extent that the Company realizes proceeds from such disposition in an amount less than the Residual, whether due to changes in the market for that Leased Vehicle, the used automobile market in general or otherwise, the Company will realize a loss on the disposition of the Leased Vehicle. Significant aggregate losses on the disposition of off-lease Leased Vehicles would have a material adverse effect on the Company. The Company's ability to realize proceeds approximating the Residuals will be substantially determined by (i) the accuracy of the Residuals estimated at lease inception and (ii) the Company's ability to effectively remarket its off-lease Leased Vehicles.

     The Company has obtained and intends to maintain a residual value insurance policy issued by an insurer rated A by A.M. Best. The essential purpose of the policy is to protect the Company in the event of a dramatic downturn in the value of a specific automobile model. This adverse change in the market place for specific vehicles has occurred in situations such as the Audi 5000, whose value dropped precipitously after information concerning the automobiles alleged sudden acceleration problems received wide public dissemination. The policy does not protect against loss due to (i) excessive mileage; (ii) damage; (iii) excessive wear and tear; and (iv) lease termination expenses. Therefore, the residual value insurance does not guarantee that a Leased Vehicle will be remarketed for a certain amount under all circumstances. See "THE COMPANY -- Remarketing."

     Even if claims for losses on the remarketing of Leased Vehicles are fully covered by the Company's residual value insurance policy, the making of significant claims could result in cancellation or the non-renewal of such policy, which could have a material adverse effect on the Company.

RELIANCE UPON NON-EXCLUSIVE RELATIONSHIPS WITH DEALERS AND INDEPENDENT LEASING COMPANIES

     The Company's business will depend in large part upon the ability to generate leads as to individuals with past credit problems and a desire for new automobiles from new automobile franchise dealers, independent automobile dealers and independent leasing companies. While the Company believes that Transition Leasing will be successful in generating leads from, and developing and maintaining its relationships with, new automobile franchise dealers and independent leasing companies, there can be no assurance that Transition Leasing will be successful in doing so.

LACK OF MARKET FOR NOTES

     The Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the Notes on any national securities exchange or to seek the admission of the Notes for quotation and trading in the NASDAQ National Market System. Although certain broker/dealers may determine to make a market in the Notes, there can be no assurance that a secondary market will develop or, if one does develop, that it will continue for the life of the Notes. Noteholders have no right to require redemption of the Notes and may not be able to liquidate their investment in the Notes in the event of an emergency or for any other reason. Moreover, the Notes may not be readily accepted as collateral for loans. Accordingly, the Notes should be purchased only by persons who have no need for liquidity in their investment.

DELAYS IN CONTRACT PURCHASES OR ACQUISITIONS

     To maximize its investment yields, the Company expects to purchase or acquire Contracts using the net proceeds from the sale of Notes as soon as practicable following the receipt of such proceeds. Pending use to purchase or acquire Contracts, the net proceeds will be held in an interest-bearing bank account or invested in money market mutual funds that invest in U.S. government obligations. Although the Company does not expect to experience significant delays in the purchase or acquisition of sufficient numbers of Contracts to effectively utilize investor funds, there can be no assurance that this will be the case. If unforeseen delays occur in the investment of the net proceeds from the sale of the Notes in the purchase of Contracts, the Company's overall profitability and ability to repay the Notes could be adversely affected because the yields of the short-term investment alternatives for such funds are expected to be less than the yields anticipated to be received by the Company from the Contracts.

RELIANCE ON KEY PERSONNEL

     The Company believes that its success will depend to a significant extent upon the efforts of the officers of the Company and Transition Leasing. Neither the Company nor Transition Leasing have entered into an employment or noncompetition agreement with any of such officers, nor does either the Company or Transition Leasing currently contemplate obtaining "key man" life insurance for any of such officers. The inability of any such officers to perform their respective duties could have a material adverse effect on the Company's business, results of operations and ability to repay the Notes.

CERTAIN LEGAL MATTERS RELATING TO THE CONTRACTS

     PRIORITY LIENS IN LEASED VEHICLES. Statutory liens for repairs, unpaid storage charges or unpaid taxes may have priority even over a perfected security interest in the Leased Vehicles, and certain state and federal laws permit the confiscation of motor vehicles used in unlawful activity that may result in the loss of a collateralized party's perfected security interest in a confiscated motor vehicle. Liens for repairs or taxes, or the confiscation of a Leased Vehicle, could arise or occur at any time during the term of a Contract. No notice may necessarily be given to the Company in the event such a lien arises or confiscation occurs.

     BANKRUPTCY AND DEFICIENCY JUDGMENTS. Certain statutory provisions, including federal and state bankruptcy and insolvency laws, may limit or delay the ability of the Company to repossess, resell or re-lease Leased Vehicles or enforce a claim for damages. In addition, the Company may determine in its discretion that a damage claim is not an appropriate or economically viable remedy, or may settle at a significant discount any judgment for claims that it does obtain. In the event that deficiency judgments are not obtained, are not satisfied, are satisfied at a discount or are discharged, in whole or in part, in bankruptcy proceedings, the loss will be borne by the Company and may adversely affect the ability of the Company to repay the Notes. See "CERTAIN LEGAL ASPECTS OF THE CONTRACTS--Deficiency Judgments and Excess Proceeds."

     CONSUMER PROTECTION LAWS. Numerous federal and state consumer protection laws impose requirements upon the origination, form, and collection of automobile lease contracts. State laws impose finance charge ceilings and other restrictions on consumer transactions and may require certain contact disclosures in addition to those required under federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply with their provisions. A risk exists that this liability could affect the ability of the Company, as lessor under certain of the Contracts and as an assignee of certain Contracts, to enforce the Contracts. In addition, certain of these laws make an assignee of such contract liable to the obligor thereon for any violation by the assignor. Accordingly, the Company, as holder of the Contracts, may be subject to liability to a Lessee under one or more of the Contracts. To attempt to minimize the foregoing risks to the Company, Transition Leasing will warrant that consumer protection laws have not been violated. If a Lessee has a claim or defense against the Company under such laws that materially and adversely affects the Company's interest in a Contract, Transition Leasing will be obligated to repurchase the Contract. See "CERTAIN LEGAL ASPECTS OF THE CONTRACTS -- Consumer Protection Laws."

EFFECT OF GOVERNMENTAL REGULATIONS ON LEASING

     Transition Leasing and the Company are subject to regulation under federal, state and local laws and regulations concerning many aspects of its business. In particular, there are laws and regulations that require particular disclosure of, among other matters, lease agreement terms and many other matters. In addition, Transition Leasing and the Company are required to obtain and maintain certain licenses and qualifications to do business in Texas and other states. Transition Leasing and the Company have obtained such licenses. Numerous proposals are and have been under consideration or have been enacted in Congress, certain state legislatures, including in Texas, and certain regulatory agencies that would impose greater regulation and requirements on the Company's and Transition Leasing's leasing activities in those states. See "THE COMPANY -- Government Regulations." In the event that the laws, rules and regulations governing the Company's business and Transition Leasing's business are changed, or new laws, rules and regulations are enacted, so as to make the operation and business of Transition Leasing and the Company more difficult or more expensive, such changes could have a material adverse effect on the Company.

COMPETITION

     There is substantial competition in the business of selling and leasing motor vehicles and the financing thereof. In addition, a number of institutions, including banks, have entered the automobile financing business with respect to high risk, non-prime credit borrowers and will be competing against Transition Leasing and the Company for the best high risk borrowers. The Company believes, however, that it currently has few competitors in the leasing of new and late model used motor vehicles to individuals who have had prior credit problems. The Company competes to some extent with providers of alternative financing services, secondary finance companies such as used car dealer groups, or other firms with greater financial and marketing resources than the Company. These competitive factors could have a material adverse effect upon the operations of the Company, including the inability of the Company to charge high implicit interest rates on the Contracts. One of the material assumptions underlying the Company's belief that the Company's revenues will be sufficient to cover the Allowed Expenses and to pay all principal and interest on the Notes even if only the Minimum Offering Amount is raised is that the Company generally will be able to charge an implicit interest rate of 18% per annum. See "SUMMARY -- Overview" and "Exhibit A-Summary of Material Assumptions." Therefore, if the Company is not able to charge this high implicit interest rate because of competitive factors or other factors, the Company will have difficulty paying the Allowed Expenses and all principal and interest on the Notes.

VICARIOUS TORT LIABILITY AS LESSOR FOR LIABILITIES OF LESSEES

     Under the laws of certain states, vicarious tort liability could be imposed on the Company as the owner of a Lease Vehicle involved in an accident or otherwise causing personal injury or property damage. The
Company will attempt to mitigate this potential liability by requiring that all Lessees carry liability insurance in specified minimum amounts naming the Company as additional insured and loss payee. In addition, the Company will maintain contingent and excess automobile liability policies to protect the Company's interest in the event that a Lessee's required insurance is not available or is inadequate in any given case. There can be no assurance that such policies would be sufficient to protect the Company's potential exposure.

CONFLICTS OF INTEREST

     Transition Leasing owns 100% of the outstanding common stock of the Company (the "Common Stock") and 100% of the common stock of TAF-I. As of the date hereof, Transition Leasing has no subsidiaries other than the Company and TAF-I. Ken Lowe, President, Chief Financial Officer and a director of the Company, is the President and a director of Transition Leasing and TAF-I. Neither the directors nor the executive officers of the Company anticipate receipt of any compensation to be paid directly by the Company, other than reimbursement of their reasonable Allowed Expenses incurred on behalf of the Company prior to satisfaction in full of the Notes. The terms of the Servicing Agreement have not been negotiated at arms' length. Accordingly, there are real and on-going conflicts of interest between the Company and Transition Leasing. There are conflicts of interest with respect to allocation of management time, services, overhead expenses and functions. Management of Transition Leasing intends to resolve any such conflicts in a manner that is fair and equitable to the Company. However, there can be no assurance that Transition Leasing will not form additional subsidiaries engaged in the same business as the Company or that any particular conflict will be resolved in a manner that does not adversely affect Noteholders.

     In addition, Transition Leasing and the Company have conflicts of interest with respect to the choice of automobile leasing contracts originated by Transition Leasing that are acquired by the Company or by parties other than the Company, including Transition Leasing and affiliates, which may include future subsidiaries that will engage in the same business as the Company. To minimize these conflicts, Transition Leasing has determined that any future Contracts originated by Transition Leasing that satisfy the Company's Contract criteria will be acquired by the Company, to the extent that the Company has funds available for acquisition of such Contracts, and Transition Leasing will have no discretion to purchase or acquire it.

     Upon the execution of any Contract (including any Contract executed in connection with remarketing of any Leased Vehicle surrendered to, or recovered by the Company, prior to the expiration of its Contract) Contracts originated by Transition Leasing, the Company will pay Transition Leasing the Marketing Fee (i.e., 57.5% of the down payment with respect to the Contract), the Purchase Administration Fee, and, in the case of new Contracts following the repossession of a Leased Vehicle, the Releasing Fee. The Company's payments to Transition Leasing associated with the purchase, origination and collection of the Contracts during the life of the Notes will be limited to the monthly Contract Servicing Fee of $20 for each Contract that has not been assigned for repossession, the Releasing Fee, and the reimbursement of Transition Leasing's out-of-pocket expenses in connection with the
repossession, repair, remarketing and resale of a Leased Vehicle.   See,
"PURCHASE, ACQUISITION AND COLLECTION OF CONTRACTS." The amount of fees payable to Transition Leasing hereunder may not be changed by Transition Leasing and the Company to increase such fees without the consent of holders of at least 75% of the aggregate principal amount of the outstanding Notes (excluding Notes held by the Company or its affiliates). See "ADDITIONAL INDENTURE PROVISIONS -- Modification of Indenture." There has been no independent determination of the fairness and reasonableness of the terms of these transactions. The Company believes, however, that the fees to be paid to Transition Leasing, including the Marketing Fee, are reasonable based on comparable fees paid to lease brokers (or facilitators) in automobile leasing transactions involving customers with non-prime credit ratings. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and "MANAGEMENT -- Certain Relationships and Related Transactions" for additional information.

     The Company may acquire Leased Vehicles, as well as the Contracts which relate to such Leased Vehicles, from Transition Auto Finance, Inc. ("TAF-I"), a wholly-owned subsidiary of Transition Leasing, and in the event of any such purchase will pay TAF-I a price equal to the depreciated value of the Leased Vehicle as of the date of the Company's purchase plus any marketing fees paid by TAF-I in connection with TAF-I's acquisition of such Leased Vehicle. To minimize any conflicts of interest with respect to the choice of which of TAF-I's Leased Vehicles and Contracts may be acquired by the Company, the Company and Transition Leasing have specified the means by which Leased Vehicles and Contracts will be selected for sale to the Company. There has been no independent determination of the fairness and reasonableness of the purchase price, the means by which Leased Vehicles and Contracts will be selected or any other of the terms of these transactions. See, "PURCHASE, ACQUISITION AND COLLECTION OF CONTRACTS" and "MANAGEMENT -- Certain Relationships and Related Transactions" for additional information.

LACK OF DAMAGE INSURANCE

     Although most state laws, including Texas law, require owners to maintain liability insurance for damages arising from their use of a motor vehicle, the owners of the Leased Vehicles may fail to maintain physical damage insurance. The Company has obtained insurance to provide protection from losses in these events; however, there can be no assurance that such insurance will continue to be obtainable at appropriate premium rates and terms or will provide adequate coverage in all circumstances. As a consequence, in the event any theft or physical damage to a Leased Vehicle occurs and no such insurance exists, the Company may suffer a loss unless the owner is otherwise able to pay for repairs or replacement or its obligations under the related Contract. If the Company incurs significant losses from uninsured Leased Vehicles, its ability to pay the Notes may be adversely affected. See "PURCHASE, ACQUISITION AND COLLECTION OF CONTRACTS--Contract Criteria."

SALE OF SMALL AMOUNT OF NOTES

     The Offering may be consummated by the Company with the sale of as little as $250,000 in principal amount of the Notes. In the event only a small portion of the maximum offering amount of $10,000,000 in Notes is sold by the Company, the performance of individual Contracts in the pool securing the Notes will have a greater effect on the Company's ability to pay the Notes than if a larger portion of the offered Notes are sold. In addition, although most of the Allowed Expenses of the Company will generally vary with the amount of Contracts or Notes, relatively small amounts of fixed fees and expenses payable to the Trustee and for on-going banking, accounting and legal services may not vary in proportion with the amount of Contracts and may be relatively higher if only a small portion of the Notes is sold than if a large portion of the Notes is sold. If the fixed Allowed Expenses are higher than expected or the Company is unable to acquire the number of Contracts on the proposed terms as projected herein, the Company's ability to repay a small amount of Notes may be materially adversely affected. See "SUMMARY -- Overview," "Exhibit A-Summary of Material Assumptions," and COLLATERAL FOR THE NOTES -- The Contract Proceeds and Operating Account."

LACK OF PARTICIPATING BROKER DEALERS

     As of the date of this Prospectus, the Company has identified _____ other broker/dealers who have agreed to participate in this Offering of the Notes. See "PLAN OF DISTRIBUTION." The failure of the Company to obtain the agreements of a significant number of broker/dealers to participate in this Offering may increase the likelihood that less than all of the Notes will be sold. The sale of only a small amount of the Notes may adversely affect Noteholders. See, "--Sale of Small Amount of Notes" above.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 30, 1998, and as adjusted to reflect the sale of the Notes offered hereby.

                                                         AS OF MARCH 30, 1998
                                                     ----------------------------
                                                     ACTUAL   AS ADJUSTED MINIMUM
                                                     -------  -------------------
LIABILITIES
    10% Secured Redeemable Notes Due June 30, 2002       --         250,000(1)
                                                     -------      ----------

                                       24


SHAREHOLDERS' EQUITY
  Common stock, $0.01 par value, authorized 1,000
    shares, issued and outstanding 1,000 shares      $    10              10

    Paid-in capital                                     [990]           [990]

    Retained earnings                                     [0]             [0]
                                                     -------      ----------

        TOTAL SHAREHOLDERS' EQUITY                   $[1,000]      $  [1,000]
                                                     -------      ----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $[1,000]      $[251,000]
                                                     -------      ----------
                                                     -------      ----------

__________

     (1) Offering expenses related to the issuance of the Notes are capitalized and amortized to interest expense using the effective method over the lives of the related debt. The estimated annual offering expense to be amortized will vary according to the amount and timing of the funding of the Notes. If the Offering is completed prior to December 31, 1998, the percentage of the total offering expenses that would be charged to operations in the first four years would be 25% per year. Other organizational expenses are capitalized and amortized over a five-year period on a straight-line basis.

     The capitalization of the Company reflects its asset-backed security structure. The Company's only significant assets will be the Leased
Vehicles, the Contracts that are purchased or acquired from the proceeds of this Offering, the net proceeds of this Offering, the excess collection proceeds of the Contracts and proceeds realized from reinvestment of such net proceeds and excess collection proceeds. See "COLLATERAL FOR THE NOTES."
The costs of the Company's ongoing operations during the term of the Notes will be borne by Transition Leasing and will be reimbursed to Transition Leasing through the Company's payment of monthly servicing and administration fees, which are more fully described under "PURCHASE, ACQUISITION AND COLLECTION OF CONTRACTS --Servicing Fees and Transition Leasing Compensation."

                                   USE OF PROCEEDS

     The Company intends to apply at least 90% of the gross proceeds from the sale of any Notes to the purchase or acquisition of the Leased Vehicles and the Contracts. The Company will (i) pay to the Underwriter sales commissions of 6% of the principal amount of the Notes sold by such Underwriter and (ii) will reimburse the Underwriter for certain expenses incurred in connection with its due diligence activities with regard to the Offering in an amount not to exceed 2.5% of the aggregate principal amount of the Notes sold. The Company will also use up to 1.5% of the gross proceeds from the sale of the Notes to pay offering and organization expenses, including filing and registration fees, legal fees of the Company's counsel, accounting fees, trustee's fees, escrow agent's fees, "blue sky" expenses and printing expenses. These expenses have been or will be paid by Transition Leasing, the parent of the Company, and will be reimbursed by the Company to the extent of such 1.5%. Transition Leasing has agreed to pay expenses of the Offering to the extent they exceed 1.5% of the gross proceeds from the sale of the Notes. Such reimbursable expenses of the Company, the Purchase Administration Fee, the Documentary Fee, the Marketing Fee, the Contract Servicing Fee and the reimbursement of certain expenses incurred by Transition Leasing in connection with the repossession, remarketing, repair and resale of Leased Vehicles, are the only fees, remunerations or reimbursements of expenses which will be paid by the Company to Transition Leasing from the proceeds of this Offering.

     The Company may use certain of the offering proceeds to purchase leases from TAF-I, an affiliate of Transition Leasing and the Company; provided, however, no TAF-I Contracts shall be purchased by the Company if only the minimum gross offering proceeds ($250,000) are raised. The consideration to be paid to TAF-I will be determined by an actuarial formula, and the Leases to be so purchased will be determined by the date executed by TAF-I on a first-in, first-out basis, meaning that the Company will purchase those Leases which were the earliest acquired by TAF-I and which, at the time of acquisition by the Company are not in default. See "PURCHASE, ACQUISITION AND COLLECTION OF CONTRACTS" and "MANAGEMENT -- Certain Relationships and Related Transactions."

     As a consequence, after payment of broker/dealer commissions and organizational and offering expenses, the Company will have at least $9,000,000 in proceeds available for purchase of Leased Vehicles and Contracts in the event the maximum offering is achieved and $225,000 (which does not include the TAF-I Contracts, which cannot be purchased with the proceeds from the minimum offering) in the event of the minimum offering.

     The Company will maintain the proceeds of this Offering in the Operating Account until they have been fully used to acquired Contracts or Leased Vehicles. Such funds may be invested in the same type of Eligible Investments (as defined in the Indenture) as the Trustee may invest funds that are in the Sinking Fund Account.

     The use of proceeds is set forth below in tabular form below.

                                                    Minimum        Maximum
                                                   $250,000      $10,000,000
Offering and Organizational Expenses(1)            $  3,750      $   150,000
Broker/Dealer Commissions(2)                       $ 20,000          600,000
Purchase of Contracts and Leased Vehicles          $226,250        9,050,000
                                                   $250,000      $10,000,000

__________
     (1) These offering and organizational expenses will be paid on the Company's parent, Transition Leasing, to reimburse Transition Leasing for such expenses.
     (2) Assumes the maximum permitted amount of due diligence reimbursement is paid.


                            DESCRIPTION OF THE NOTES

GENERAL

     The Notes will be issued pursuant to an Indenture dated as of _________ (the "Indenture"), between the Company and Trust Management, Inc. (the "Trustee"). An example of the Notes, as well as the Indenture have been filed as exhibits to the Registration Statement of which this Prospectus is a part and has been incorporated by reference herein. The Indenture is qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and the terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summaries of certain provisions of the Notes and the Indenture and the summaries included under "ADDITIONAL INDENTURE PROVISIONS" do not purport to be complete and are subject to, and qualified in their entirety by reference to, the provisions of the Notes and the Indenture. Where particular provisions of or terms used in the Indenture are referred to, the actual provisions (including definition of terms) are incorporated by reference as part of such summaries.

     While the Notes are general obligations of the Company and the holders of the Notes will have recourse against the assets of the Company, substantially all of the Company's assets will be the Contracts and the Leased Vehicles. See "COLLATERAL FOR THE NOTES." The Company has not sought, and is not required by the Indenture or any other document, to obtain a rating of the Notes by a rating agency. The holders of the Notes will have no contractual recourse against Transition Leasing for payment of the Notes. The Trustee will initially act as the Paying Agent and Registrar.

ISSUANCE OF NOTES; TRANSFERS

     The Notes will be issued in an aggregate principal amount of up to $10,000,000 in fully registered form in minimum denominations of $1,000 and integral multiples thereof. (Indenture, Section 2.3). The minimum subscription amount for each investor is $5,000 (or $2,000 for Individual Retirement Accounts). The Company may require a noteholder to reimburse the Company for any out-of-pocket costs incurred by the Company with respect to a transfer or exchange of a Note. (Indenture, Section 2.7). Each Note will mature on June 30, 2002 (the "Maturity Date").

PAYMENTS OF INTEREST

     Each Note will accrue interest from the date of issuance at the rate of 10% per annum (computed on the basis of a 360-day year consisting of twelve 30-day monthly periods). The Company will be required to make monthly payments of interest, paid in arrears, on the outstanding principal balance. Payments of interest will be due and payable in arrears on the fifteenth
(15th) day of the month following the end of each successive calendar month (for interest accruing during the prior month) commencing with the fifteenth
(15th) day of the first full calendar month following the issuance of the Note and upon the Maturity Date (the "Payment Dates"). Any installment of interest that is not paid when and as due will accrue interest at the lesser of (i) 18% per annum or (ii) the highest lawful rate of interest from the date due to the date of payment, but only to the extent payment of such interest is lawful and enforceable. The effective interest rate of the Notes will be lower than their stated interest because each payment of interest will be paid 15 days after the month over which it accrued.

PAYMENTS OF PRINCIPAL FROM SINKING FUND

     In lieu of principal payments on any Payment Date, the Company may use funds in the Sinking Fund Account in excess of the aggregate amount of interest payable on the Notes on such Payment Date to redeem all or any portion of the Notes. See "-- Redemption," below.

SOURCES OF FUNDS FOR PAYMENT; PAYMENT ACCOUNT AND SINKING FUND

     The Company expects to use the amounts collected under the Contracts, INTER ALIA, to make the required payments under the Notes. All installments and other proceeds from the Contracts will be deposited by Transition Leasing in the Company's Master Collections Account or the Operating Account maintained by the Company (as described under "COLLATERAL FOR THE NOTES -- The Contract Proceeds and Operating Account"). (Indenture, Section 42). Transition Leasing will either issue to each Lessee a payment book or will mail each Lessee monthly statements, together with instructions to mail remittances directly to the Company's Master Collection Account. Transition Leasing has agreed to deposit all installments and other proceeds, including proceeds from sales of repossessed and remarketed vehicles, net of repossession and remarketing expenses, as the case may be, into the Company's Master Collection Account. On at least a weekly basis, all amounts in the Company's Master Collection Account attributable to the Contracts will be "swept" into the Operating Account.

     Payments of interest on the Notes will be made on each Payment Date by the Trustee or the Paying Agent of the Company out of funds in the Sinking Fund Account controlled by the Trustee See "COLLATERAL FOR THE NOTES -- The Sinking Fund Account"). (Indenture, Section 4.2.) Prior to each Payment Date occurring prior to the Sinking Fund Trigger Date, the Company will transfer to the Sinking Fund Account from the Company's Operating Account an amount that, together with any funds in the Sinking Fund Account, is sufficient to pay the accrued interest due on the outstanding Notes on such Payment Date. Such transfer must be made before any remaining funds in the Operating Account may be applied by the Company to any other purpose (Indenture, Section 4.2 )

     Following the Sinking Fund Trigger Date, all of the funds in the Company's Operating Account or Payment Account, less Allowed Expenses payable by the Company, will be transferred on at least a monthly basis to the Sinking Fund Account. In addition, the Company will be required to deposit immediately in the Sinking Fund Account any remaining net proceeds from the sale of the Notes as of the Sinking Fund Trigger Date that have not been used for the purchase of Contracts. (Indenture, Section 4.2.) The funds will accumulate in the Sinking Fund Account for payment of the Notes.

     During the continuance of an Event of Default, all funds in the Operating Account less any amounts owing to the Trustee are required to be transferred on the Business Day immediately preceding each Payment Date to the Sinking Fund Account, and the Trustee will have the right directly to cause such transfer. (Indenture, Section 4.2.) In addition, during the continuance of an Event of Default, the Trustee will have all of its other rights and remedies available for collection of the proceeds on the Contracts for purposes of obtaining sufficient funds to satisfy the Notes. See "ADDITIONAL INDENTURE PROVISIONS --Rights Upon Event of Default."

RECORD DATES

     All principal and interest payments will be made by check mailed by the Trustee or Paying Agent to Noteholders registered as of the close of business on the first day of the month of the Payment Date (the "Record Dates") at their addresses appearing on the Note Register, except that the final payment of principal and interest on each Note will be made only upon presentation and surrender of such Note at the office of the Trustee or the Paying Agent. (Indenture, Section 5.1.).

REDEMPTION

     The Maturity Date of the principal of the Notes is June 30, 2002. At any time after the eighteenth (18th) month following the date of the issuance of the first Note (which should be shortly after the release of the offering proceeds from escrow), the Company may exercise its right to redeem the Notes, in whole or in part, in accordance with the Indenture. (Indenture, Section 3.1.)

     Any redemption of Notes will be at a redemption price equal to 100% of the outstanding principal amount thereof, together with interest to the date of redemption, without any premium or penalty. If less than all of the Notes are to be redeemed pursuant to the optional redemption provisions of the Indenture, the Trustee shall select the Notes to be redeemed among the holders of the Notes by lot or other method selected by the Trustee. Notice will be given to the Noteholders by first class mail, postage prepaid, mailed not less than 20 days prior to the redemption date. The notice will set forth the redemption date, the redemption price and the name and address of the Paying Agent and state that the Notes must be delivered to the Paying Agent and that interest on the Notes ceases to accrue on and after the redemption date. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. (Indenture, Article III.)

                            COLLATERAL FOR THE NOTES

GENERAL

     To collateralize the Notes, the Indenture grants a security interest or lien in collateral (the "Trust Estate") consisting of all of the Company's right, title and interest in (a) the Leased Vehicles, (b) the Contracts, together with all payments and instruments received with respect thereto, (c) the Servicing Agreement, (d) the Operating Account and all funds (including investments therein), (e) the Master Collections Account and all funds (including investments therein), (f) the Sinking Fund Account and all funds (including investments therein), (g) all repossessed or returned Leased Vehicles (including Leased Vehicles returned upon termination of the Contracts), and (h) all proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or other liquid property. (Indenture, Granting Clauses.) Pursuant to the Indenture, the Trustee has been granted a lien senior to the lien of the Indenture in order to collateralize payment of its fees and expenses as Trustee under the Indenture, except that the Trustee's lien does not apply to money held in the Trust Estate for repayment of principal and interest on the Notes. (Indenture, Section 7.7.)

THE CONTRACTS

     Each of the Contracts will be an automobile lease contract that is (i) purchased from TAF-I or other sources or (ii) acquired by the Company in a transaction originated by Transition Leasing. Each Contract will lease a new or late model automobile that is not more than three model years old at the time of lease (including passenger cars, minivans, sport/utility vehicles and light trucks) (a "Leased Vehicle"). The Contracts will constitute a part of the Trust Estate and will be purchased or acquired by the Company using (i) the net proceeds from the sale of Notes, or (ii) until the Sinking Fund Trigger Date, so long as no Event of Default exists, any net collection proceeds from any Contracts, after deduction for payments of interest and Allowed Expenses. See "PURCHASE, ACQUISITION AND COLLECTION OF CONTRACTS." To minimize the conflicts of interest with respect to Contracts originated by Transition Leasing, Transition Leasing has determined that any of such Contracts that satisfy the Company's Contract criteria will be acquired by the Company to the extent that funds are available for such purchases. See "RISK FACTORS -- Conflicts of Interest."

     Each Contract acquired by the Company will be delivered to the Trustee and labeled with a notice indicating the Trustee's security interest. In addition, (i) a UCC financing statement listing such Contract, and also covering the proceeds therefrom, will be filed in the appropriate public office to give further notice of the Trustee's security interest, and (ii) the Company will have each Leased Vehicle's certificate of title issued to reflect the Company as the owner and the Trustee as a first lienholder. The Trustee and the Company may appoint a financial institution to retain possession of the Contracts and related title documents as custodian and bailee for the Trustee and the Company.

THE SINKING FUND ACCOUNT

     The Company has established, in the name of the trustee, a trust account at Texas Community Bank (the "Sinking Fund Account"). Prior to the Sinking Fund Trigger Date, all funds designated for payment of interest due with respect to the Notes will be deposited in the Sinking Fund Account. After the Sinking Fund Trigger Date, all funds designated for payment of interest due or principal outstanding with respect to the Notes will be deposited in the Sinking Fund Account. Funds in the Sinking Fund Account will not be commingled with any other monies of Transition Leasing or the Company. All monies deposited from time to time in the Sinking Fund Account will be held for the benefit of the Trustee as part of the Trust Estate. Withdrawals of amounts due and payable with respect to the Notes that are to be made from the Sinking Fund Account will be made on behalf of the Company by the Trustee or a Paying Agent, and no amounts so withdrawn from the Sinking Fund Account will be paid over to the Company or Transition Leasing. The funds in the Sinking Fund Account will be employed by the Trustee or the Paying Agent to pay interest on the Notes on each Payment Date and to effect redemptions of the Notes, in the Company's discretion, on any Payment Date after the Sinking Fund Trigger Date. Funds in the Sinking Fund Account may be invested in Eligible Investments, as directed by the Company, and, during the continuance of an Event of Default, as determined by the Trustee, within the restrictions established in the Indenture. (Indenture, Sections 4.2 and 4.3.)

     After the Sinking Fund Trigger Date, all net collection proceeds (including all portions thereof treated for tax or financial accounting purposes as principal or interest) from the Contracts, following deduction of Allowed Expenses (including fees payable to Transition Leasing), will no longer be available to the Company for the purchase of additional Contracts and will be deposited into and held, along with the income earned thereon, by the Trustee in the Sinking Fund Account for repayment of the Notes. With the exception of payments required to pay interest due and payable with respect to the Notes, no schedule of minimum required payments into the Sinking Fund Account will exist. See "DESCRIPTION OF THE NOTES -- Payments of Interest."

THE CONTRACT PROCEEDS AND OPERATING ACCOUNT

     The Company has established the Master Collections Account. All payments made on or with respect to the Contracts (including all portions thereof deemed to be principal or interest for tax or financial accounting purposes) will be deposited in the Master Collections Account. Such funds will be deposited into the Master Collection Account separately using code numbers assigned to individual Contracts and separate entities to ensure proper tracing of payments.

     The Master Collection Account is an account at a financial institution, initially Texas Community Bank, where all remittance checks, drafts and other instruments for the contracts will be deposited for collection by the financial institution as agent for the Company. All Lessees will be requested, through correspondence and delivery of payment books or monthly statements to remit payments under their Contracts directly to the Master Collection Account. Transition Leasing has also agreed to deposit in the Master Collections Account any payment proceeds received directly by Transition Leasing with respect to the Contracts, including any proceeds from resales of returned or repossessed Leased Vehicles and any recoveries from insurance claims on Leased Vehicles. The Indenture requires the transfer on at least a weekly basis of all of the funds in the Master Collections Account into the Operating Account, a commercial bank account maintained by the Company for use in holding the Company's proceeds and in paying the Company's expenditures. Any funds in the Operating Account may be invested daily by the Company in Eligible Investments, subject to the Indenture. (Indenture, Section 4.2.)

     Transition Leasing, as a part to the Indenture, has acknowledged that any collections or other proceeds from the Contracts in the Company's Master Collections Account are the Company's property and that any such collections or other proceeds from the Contracts in its possession nor control are held by Transition Leasing pursuant to the Indenture as custodian and bailee of the Company and the Trustee, and, therefore, are the Company's property and subject to the security interest of the Trustee.

     Any funds in the Master Collection Account will be subject to the Trustee's lien and will collateralize payment of the Notes. So long as the Notes have not been declared due and payable as a result of an Event of Default and subject to the receipt by the Trustee of any required certificates, the Company will have the right to cause the funds contained in the Operating Account to be withdrawn or applied for the following purposes in the following priority: first, through a direct transfer to the Sinking Fund Account, to the payment of any interest due on the outstanding Notes on each Payment Date; second, to any amounts due the Trustee for its fees and expenses; third, except during an Event of Default, to the payment of any other Allowed Expenses of the Company, as certified by the Company; fourth, after the Sinking Fund Trigger Date or during an Event of Default, to the deposit to the Sinking Fund Account for payment of the Notes; and fifth, prior to the Sinking Fund Trigger Date, except during an Event of Default, to the purchase of additional eligible Contracts, as certified by the Company and Transition Leasing. The Contract proceeds must be sufficient to satisfy fully any application having higher priority before they may be applied to a use having a lower priority. The Company and Transition Leasing will provide monthly reports to the Trustee certifying to the Trustee as to purchasing and servicing activities in relation to the Contracts, the amounts of Allowed Expenses paid from the Operating Account and a reconciliation of deposits and withdrawals from the Operating Account. (Indenture, Sections 4.2. and 4.3.)

     On or before the Business Day immediately preceding each Payment Date, the Company will cause to be transferred directly from the Operating Account to the Sinking Fund Account an amount that, together with any funds in the Sinking Fund Account, is sufficient to make all interest payments on the Notes outstanding on such Payment Date. See "DESCRIPTION OF THE NOTES -- Payments of Principal and Interest."

     The Company may disburse funds from the Operating Account for purposes of payment of Allowed Expenses (including fees payable to Transition Leasing) except during an Event of Default, in which event only the payment of the fees and expenses of the Trustee will be permitted. On a monthly basis, the Company must provide a report in which it itemizes the Allowed Expenses and certifies that any payment from the Operating Account conform with the Indenture and funds in the Operating Account did not exceed $250,000 for 60 days or more. This provision does not apply to any proceeds from the sale of the Notes by the Company if the Company elects to deposit such proceeds in the Operating Account. (Indenture, Section 4.2.)

     The "Allowed Expenses" of the Company will be limited to the expenses and fees of the Trustee under the Indenture, fees charged by Transition Leasing under the Servicing Agreement (including the Contract Servicing Fee and the Purchase Administration Fee) (the "Servicing Fees"), title transfer fees, federal, state and local taxes (including corporate franchise taxes but excluding federal, state and local income taxes for which Transition Leasing is responsible under the tax Sharing Agreement (as hereinafter defined), legal and accounting fees and printing expenses for reports, compliance certificates and opinions required by the Indenture, premiums for vehicle value insurance, charges for vehicle warranty service contracts, bank service charges and account fees, including a share of such charges and fees, if any, incurred by transition Leasing for the Master Collections Account), expenses of repossessing, repairing, remarketing and liquidating the Leased Vehicles (as to each Leased Vehicle, not to exceed the liquidation proceeds from the Leased Vehicle), and any insurance proceeds applied to vehicle repairs or required to be refunded to Lessees. Transition Leasing will pay all other general administrative and overhead expenses incurred by the Company. The following table summarizes the Company's estimates of its anticipated Allowed Expenses, (see "PURCHASE, ACQUISITION AND COLLECTION OF CONTRACTS -- Collection of Payments"):

                     Summary of Estimated Allowed Expenses

--------------------------------------------------------------------------------
               Allowed Expenses                           Estimated Amount
--------------------------------------------------------------------------------
   Servicing Fees
      Contract Servicing Fee (paid to                  $20 per month per
      Transition Leasing)                              Contract

      Purchase Administration Fee (paid to             $100 per Contract
      Transition Leasing)                              purchased

--------------------------------------------------------------------------------
      License and Title Transfer Fee                   $86.80 per Contract
      State Inspection Fee                             $19.75 per Contract
      Documentary Fee                                  $50.00 per Contract
--------------------------------------------------------------------------------
      Marketing Fee (paid to Transition Leasing)       57.5% of customer down
                                                       payment
--------------------------------------------------------------------------------
   Trustee Fees
      Acceptance Fee                                   $6,500
      Annual Administration                            $7,500
      Note Payments and Registrar Services             $5 per year per Note
      Note Certificate Corrections                     $10 each
      Collateral Custodial Services                    $5 per year per
                                                       Contract plus $2.50 per
                                                       acceptance or release
                                                       of Contract
--------------------------------------------------------------------------------
   Bank Fees
      Master Collections Account                       $300 to $500 (varies
      Operating Account                                with volume) per month
      Subscription Escrow Account                      $2,000 per year (varies
                                                       with number of
                                                       transactions)
                                                       $1,000 per year
--------------------------------------------------------------------------------
   Legal Expenses
      Annual Attorneys' Opinion to Trustee             $2,500
--------------------------------------------------------------------------------
   Accounting Expenses
      Annual Audit                                     $15,000
      Annual Tax Return                                $1,750
      Printing and Mailing                             $3,000
--------------------------------------------------------------------------------
   Insurance Premiums                                  $500 per year, plus
      Residual                                         1.68% of the residual
                                                       value of each Leased
                                                       Vehicle (with $100
                                                       deductible for leased
                                                       vehicles)

      Contingent Liability and Physical                $2.00 per Leased
      Damage                                           Vehicle per month
--------------------------------------------------------------------------------
   Total Annual Servicing, Trustee, Bank, Legal,       Estimated to average
   Accounting and Insurance Fees and Premiums          (i) $279,650 (or $362
                                                       per Contract) if the
                                                       maximum amount of Notes
                                                       is sold, or (ii)
                                                       $38,771 (or $775 per
                                                       outstanding Contract)
                                                       if the minimum amount
                                                       of Notes is sold
--------------------------------------------------------------------------------
   Repossession, Remarketing, Repair and Resale        Estimated to average
   Expense (to reimburse Transition Leasing for        $100 to $400 for each
   such expenses)                                      repossessed Leased
                                                       Vehicle, but limited to
                                                       the related liquidation
                                                       or insurance proceeds
--------------------------------------------------------------------------------
   Remarketing Expenses                                Estimated to average
                                                       $100 to $400 for each
                                                       Leased Vehicle upon
                                                       expiration of the
                                                       lease, but limited to
                                                       the related resale or
                                                       insurance proceeds
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   Releasing Fee (paid to Transition Leasing)          15% of the down payment
                                                       by the customer
                                                       (Lessee) with respect
                                                       to a new Contract
                                                       following repossession
--------------------------------------------------------------------------------
   Federal Income Taxes                                Varies with taxable
                                                       income (max. 35%)
--------------------------------------------------------------------------------
   Texas Corporate Franchise Taxes                     Greater of 4.5% of
                                                       taxable income and 1/4
                                                       of 1% of taxable
                                                       capital
--------------------------------------------------------------------------------

PERFECTION OF TRUSTEE'S SECURITY INTEREST IN THE COLLATERAL

     The Collateral includes the following: (a) the Leased Vehicles, (b) the Contracts, together with all payments and instruments received with respect thereto, (c) the Servicing Agreement, (d) the Operating Account and all funds (including investments) therein, (e) the Master Collection Account and all funds (including investments) therein, (f) the Sinking Fund Account and all funds (including investments) therein, (g) all repossessed or returned Leasing Vehicles (including Leased Vehicles returned upon termination of the Contracts), and (h) all proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or other liquid property. Set forth below is a description of how each of these types of property is made subject to the Trustee's pledge or security interest in favor of the Note holders under applicable Texas law.

     (a) The Leased Vehicles will be automobiles or trucks subject to the Texas Transportation Code. Pursuant to Section 501.021 of the Texas Transportation Code, evidence of the Trustee's security interests against such vehicles will be evidenced by notation on a certificate of title issued by the Texas Department of Public Safety. Pursuant to the Indenture and the Custodial Agreement, the Trustee will maintain actual possession of such certificates of title.

     (b)  The Contracts will be leases of automobiles owned by the Company.
Article 9.105(a)(2) of the Texas Uniform Commercial Code ("UCC") defines such Contracts as "chattel paper." Section 9.304(a) of the UCC provides that a security interest in chattel paper may be perfected by filing a financing statement, and Section 9.305 of the UCC provides that a security interest in chattel paper may also be perfect by the collateralized party taking possession of the chattel paper. The Trustee will file a UCC-1 financing statement with respect to the Contracts and will maintain actual possession of the Contracts pursuant to the Indenture and the Custodial Agreement.

     (c) The Servicing Agreement is a contractual agreement and is considered a "general intangible" under Section 9.106 of the UCC. Security interests in general intangibles are perfected by filing a financial statement. The Trustee will file a UCC-1 financial statement with respect to the Servicing Agreement.

     (d) - (f) The Operating Account, the Master Collections Account and the Sinking Fund are deposit accounts, and pledges of such accounts are not subject to the provisions of Article 9 of the UCC as provided in Section 9.104(12) of the UCC, except as provided with respect to proceeds (Section 9.306) and priorities in proceeds (Section 9.312). Perfection of a pledge of these deposit bank accounts is made pursuant to Texas common law rules covering the pledge of personal property. Pledges are made by the pledgor executing a pledge and assignment agreement in favor of the pledgee and are perfected by the pledgor notifying the depositary bank in writing of the pledge. Security interests with respect to any investments within these accounts will be subject to applicable provisions of the UCC, depending upon the types of investments. At present, the depository bank is Texas Community Bank.

     (f) The repossessed or returned Vehicles will already be subject to the lien noted on the certificates of title as described in (a) above, and the Trustee shall have actual possession of such certificates of title.

     (g) The proceeds of the items above that are subject to perfection under the UCC are subject to the provisions of Section 9.306 of the UCC, and the Trustee's lien in such proceeds are perfected by perfection of the underlying property as noted above, subject to Section 9.306 of the UCC.

     To the extent collected funds are not needed to fund the payment on the Notes, the purchase of additional Contracts, or the payment of Allowed Expenses of the Company, such funds will generally remain in the Company's Operating Account. The Company has agreed, however, to transfer to the Sinking Fund Account the funds in the Operating Account to the extent such funds exceed $250,000 for a period of 60 consecutive days or more. This provision does not apply to the sale of the Notes by the Company if the Company elects to deposit such proceeds in the Operating Account. (Indenture, Section 4.2.)

     Prepayments by Lessees on the Contracts will be treated in the same manner as collection proceeds on the Contracts. Consequently, such prepayments may be used to purchase additional Contracts prior to the Sinking Fund Trigger Date and will not be passed through to Noteholders as principal payments. See "RISK FACTORS -- Collections and Performance of Contracts; Repossessions."

     The following chart illustrates the flow of Contract proceeds from the Lessees through the Master Collections Account and Operating Account to the applications thereof and the priority of the various applications of such proceeds.

             FLOW OF CONTRACT PROCEEDS AND PRIORITY OF APPLICATIONS

Contract  Installments     Master    Weekly  Operating  Monthly     Proceeds
 Leases                 Collections           Account            Applications(1)
--------  ------------  -----------  ------  ---------  -------  ---------------


__________

     (1)  Priority of Monthly Proceeds Applications
            1. Interest is paid by Trustee from transfers to the Sinking Fund Account.
            2. Trustee's fees and expenses are paid by Company from Operating Account.
            3.*  Other Allowed Expenses are paid by Company from Operating
                 Account.
            4.*  A.  After Sinking Fund Trigger Date, any remaining proceeds are deposited into Sinking Fund Account and held by Trustee for payment of Notes.
                 B. Before Sinking Fund Trigger Date, any remaining proceeds are used to purchase or acquire additional eligible Contract.

     * Applications described in 3 and 4 above are prohibited during an Event of Default.

THE SERVICING AGREEMENT

     The Company has granted to the Trustee a security interest in all of its rights under the Servicing Agreement. In addition, in the event of the occurrence and continuation of a default under the Servicing Agreement by Transition Leasing, the Trustee may direct, and upon the direction of the holders of more than 25% in aggregate principal amount of the outstanding Notes will direct, the Company to terminate all of the rights and powers of Transition Leasing under the Servicing Agreement. Upon such termination, all rights, powers, duties, obligations and responsibilities of Transition Leasing with respect to the related Contracts (except for any obligation of Transition Leasing to indemnify the Company) will vest in and be assumed by the Company or any servicing agent that the Company may designate. (Indenture, Section 5.10).

                                  THE COMPANY

FORMATION

     Transition Auto Finance II Inc. (the "Company") was incorporated in the State of Texas on March 17, 1998. The Company is a subsidiary of Transition Leasing. The principal offices of the Company are located at 5422 Alpha Road, Suite 100, Dallas, Texas 75240. The telephone number for the Company is
(214)490-4788. As of the date of this Prospectus, Transition Leasing has no subsidiaries other than TAF-I, and the Company.

THE BUSINESS OF THE COMPANY

     The Company was established for the sole purposes of purchasing Leased Vehicles from third parties and leasing them to Lessees pursuant to Contracts, collecting and servicing the Contracts, obtaining capital through borrowings or through sale of debt or equity securities to invest in such Contracts, remarketing the Leased Vehicles upon termination of their Contracts, and all related business activities. The Contracts may be purchased from time to time from TAF-I.

     The funds necessary to purchase the Contracts or Leased Vehicles will initially be provided from the sale of the Notes offered hereby. Subject to the prior payment of interest due upon the Notes and Allowed Expenses, the collection proceeds from the Contracts will be used to purchase or acquire additional Contracts until the Sinking Fund Trigger Date and for so long as no Event of Default exists. Upon the payment in full of all principal and interest on the Notes, the Contracts and the titles to the Leased Vehicles will be released by the Trustee to the Company, and the Indenture will terminate. While the Notes remain outstanding, the Company will be prohibited from engaging in any business other than the purchase and acquisition of the Leased Vehicles and the Contracts, the collection and servicing of the Contracts (including repossession and resale of the Leased Vehicles collateral), remarketing of the Leased Vehicles upon termination of the Contracts, and from incurring any additional indebtedness other than Allowed Expenses and any other amounts incurred in the ordinary course of its business.

     The Contracts purchased or acquired by the Company will relate primarily to Leased Vehicles in the middle range of the new and late model automobile market, where consumer retail prices typically range from $15,000 to $30,000. The Company expects that most of the Contracts it purchases or acquires will be originated by Transition Leasing. Transition Leasing originates automobile lease contracts through new automobile franchise dealers, independent automobile dealers independent leasing companies, automobile auctions, and other sources. Transition Leasing seeks to lease new and late model automobiles to individuals who do not have access to other sources of consumer credit because they do not meet the credit standards imposed by automobile retailers or banking institutions, generally because they have past credit problems or non-prime credit ratings. Frequently, the reason that such an individual may have a non-prime credit rating is that, at some time in the past, he has defaulted on one or more financial obligations, or he has filed for relief under the bankruptcy laws, or both.

     In originating the Contracts, Transition Leasing takes a more flexible approach and applies a more subjective analysis than those taken by traditional automobile financing sources in determining an applicant's suitability for loan approval. Transition Leasing endeavors to determine whether the applicant's prior credit problems were a result of job displacement, financial hardship beyond the applicant's control or other circumstances that are not indicative of the applicant's current financial condition or payment performance. In addition, Transition Leasing seeks customers that have stable employment providing regular income and possess a strong need to acquire transportation. Transition Leasing believes that by using subjective judgment and knowledge of local conditions, it is able to profitably originate automobile leasing Contracts for new and late model automobiles to many consumers who would be denied approval for such leases from traditional sources. The Company will only purchase or acquire Contracts that satisfy the Contract criteria established in the Indenture and the Servicing Agreement, and believes that the quality and performance of the Contracts will be enhanced through the consistent application by Transition Leasing of predetermined purchasing, origination and collection criteria established in the Indenture and the Servicing Agreement.

     Transition Leasing, as the holder of the title to each Leased Vehicle, will instruct the Tarrant County Tax Assessor/Collector to remit Vehicle License Renewals to Transition Leasing, or to the Lessees. Transition Leasing will require the Lessee to appear at Transition Leasing's offices to collect the licence renewal sticker, at which time a representative of Transition Leasing will inspect the Vehicle for damage or excess mileage and collect any reimbursement for such damage or excess mileage, as well as the license renewal fees.

     The Company has no material properties or assets and no operating history. Transition Leasing and the Company intend to obtain licenses that may be required in any state where the Company purchases and collects Contracts. Transition Leasing and the Company have filed applications with the Texas Motor Vehicle Commission (the "Commission") to be licensed as lessors pursuant to legislation adopted by the Texas Legislature in the 1995 legislative session as Senate Bill 921 (the "Act") amending the Texas Motor Vehicle Commission Code, which, INTER ALIA, requires lessors and lease facilitators to obtain a license from the Commission. No licenses have been issued under the Act to Transition Leasing or the Company. Upon being licensed under the Act as a lessor,

Transition Leasing is deemed to be licensed as a lease facilitator as well.

INDUSTRY OVERVIEW

     Consumers have a variety of financing alternatives available to them to acquire the use of a new or late model automobile. These alternatives include different types of loans (including fully amortizing, balloon payment and no money down or low down payment loans and leases. The primary benefit of leasing over such alternatives is that leasing typically provides a consumer with the opportunity to acquire the use of a new or late model automobile at a lower monthly payment and initial cash outlay. According to CNW Marketing/Research, an automobile leasing market research firm, the number of passenger automobiles and light trucks leased has increased from approximately 912,000 units in 1984 to an estimated 3.1 million units in 1994. Over the same period, leasing has increased as a percentage of comparable new vehicle deliveries from approximately 9.8% to approximately 30%.

     The increase in new automobile prices in relation to annual median family income has also significantly increased the popularity of leasing. The following table shows the relationship between the average new automobile expenditure and median family income for the periods indicated.

-------------------------------------------------------------------------------
    Year          Average New       Median Family      Percentage of Income
                   Automobile        Income (2)              Needed to
                Expenditure (1)                         Purchase Automobiles
-------------------------------------------------------------------------------
    1975           $  4,950           $13,719                  36.1%
    1980              7,574            21,023                   36.0
    1985             12,022            27,144                   44.3
    1990             16,157            33,969                   47.6
    1992             18,078            35,776                   50.5
    1993             19,223            36,934                   53.2
    1994             19,746            37,117                   53.1
    1995             20,019            37,239                   53.7
-------------------------------------------------------------------------------

(1)  Source: U.S. Department of Commerce, Bureau of Economic Analysis
(2)  Source: U.S. Department of Labor Statistics.

REMARKETING

     Transition Leasing will remarket on behalf of the Company each Leased Vehicle at the end of the scheduled lease term or in connection with early termination of any Contract. The Company's remarketing efforts may be a source of revenues to the extent that vehicle disposition proceeds exceed, in the aggregate, the Residuals of such disposed Leased Vehicles.

     Transition Leasing will first remarket the Leased Vehicles to the original Lessees or to other related parties brought to the attention of Transition Leasing by the Lessee (e.g., family members, friends, etc.). Transition Leasing will commence its remarketing efforts approximately four months prior to the end of the scheduled Contract term. At that time, the Lessee will be contacted by a member of the remarketing department to explain the Lessee's options upon termination. The Lessee's options will be to buy the Leased Vehicle, extend the Contract or return the Leased Vehicle to the Company. Generally, under the Contracts, the Lessee will have an option to purchase the Leased Vehicle at the end of the scheduled Contract term for a purchase price determined at Contract inception. Accordingly, the Lessee generally will only purchase the Leased Vehicle if the fixed price is less than its actual fair market value (generally leaving the Company, as lessor, responsible for the balance, if any, of the residual), and will return the Leased Vehicle to the Company, as lessor (thereby leaving the lessor with a more difficult remarketing effort, as well as the residual obligation), if the fixed price is in excess of the actual fair market value.

     If a Leased Vehicle is returned to the Company at the end of the scheduled Contract term, the Leased Vehicle will be inspected for excessive wear and mileage over that permitted under the Contract and the Lessee will be billed accordingly. Transition Leasing then will generally sell the Leased Vehicle on behalf of the Company at wholesale through regional auctions.

     The Company has purchased and intends to maintain a residual value insurance policy issued by an insurer rated A by A.M. Best, in order to provide the Company with certain limited protection in the event that proceeds from the remarketing of off-lease Leased Vehicles are not sufficient to pay the associated Residuals. The purpose of the policy is to protect the Company in the event of a dramatic downturn in the value of a specific automobile model. An example of such an adverse change in the market place for a specific vehicle is the Audi 5000, which precipitously lost value when information of its perceived "sudden acceleration" problems was widely disseminated. Other examples are the VW diesel rabbit and the Cadillac diesel. The residual insurance policy does not protect against loss due to excessive mileage, excessive wear and tear, damage, and lease termination expenses.

     When the Company leases a Leased Vehicle, the Company reviews the Automobile Lease Guide to determine the estimated value for the specific Leased Vehicle upon termination of the Contract (typically 36 months). This figure, which represents the residual value, is entered on a form provided by the insurance company along with the amount of the premium that is due. Currently, the amount of the premium is the residual value multiplied by
 .0168. For example, the residual value premium for a Leased Vehicle with a residual value of $10,000 is $10,000 x .0168 or a one-time premium of $168. If the Leased Vehicle does not have a wholesale value at the end of the Contract equal to or at least the residual value (in this example, $10,000), the insurance company pays to the Company the difference between such insured residual value and the actual wholesale value, (less a $100 deductible) UNLESS such difference is the result of excessive mileage, excess wear and tear, damage, and/or lease termination expenses. Coverage for each Leased Vehicle will continue until it is disposed of. See "RISK FACTOR--Subjective Determination of Residual Value; Limitation on Protection Provided by Residual Value Insurance Reliance on Remarketing to Satisfy Residual Obligation."

GOVERNMENT REGULATIONS

     Transition Leasing and the Company are subject to regulations under federal, state and local laws and regulations concerning many aspects of their respective businesses. See "RISK FACTORS -- Effect of Government Regulation on Leasing." During the 1995 legislative session, the Texas Legislature passed legislation which significantly increased Texas regulation of motor vehicle leasing, lessors, such as the Company, and "lease facilitators," such as Transition Leasing. The Act requires lessors and lease facilitators to obtain a license from the Commission. Licenses will be granted only upon a showing of compliance with the Act and the rules of the Commission adopted pursuant to the Act. Licenses issued by the Commission are for one year, subject to renewal at the discretion of the Commission. The Commission has adopted regulations pursuant to the Act, which set forth the requirements for a license application and the basis for revocation and/or denial of licenses, including violation of the Act or the regulations thereunder or on any law relating to the sale, leasing, distribution or insuring of motor vehicles. The regulations provide for certain record keeping and reporting requirements, including notification of changes in ownership and the closing or relocation of any licensed business location. Transition Leasing and the Company have obtained such licenses.

     The Act prohibits an automobile dealer from, directly or indirectly, paying a fee to a lessor or lease facilitator. Similarly, a lessor may not, directly or indirectly, accept a fee from a dealer. Moreover, a lessor may not pay a fee to any person for the solicitation of a prospective lessee of motor vehicles unless the person receiving the fee is a duly licensed lease facilitator. The lessor may appoint one or more duly licensed lease facilitators pursuant to the terms of the Act to represent the lessor and obtain lease customers. The Act also prohibits lease facilitators from accepting a fee from a dealer. The Act also requires that lease Contracts procured by a lease facilitator contain certain required disclosures, including notice of the complaint procedure under the Code. The regulations require a lessor or a lease facilitator to conduct its business from an established and permanent place of business that meets certain requirements. The regulations require a lessor or a lease facilitator to be independent of financial institutions and dealerships in such location and in business activities; however, the Act does not require a lessor to be independent of its lease facilitators. The regulations provide that upon a change in the majority ownership interest, the license will be canceled, and the Company must qualify for a new license. While the Company has not begun operations as a lessor, including compliance with the office requirements, sign requirements, lease requirements, and record keeping requirements, of the Act, the Company has received an opinion of counsel to the effect that the Company's intended method of business is in compliance with the Act. A copy of this opinion has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     While the Company believes that it and Transition Leasing will be able to comply with the requirements of the Act and the regulations, the Company is unable to predict the extent to which the terms of future regulations promulgated by the Commission under the Act and/or the administration of the Act by the Commission will make the operation of the business of Transition Leasing and the Company significantly more difficult and/or costly or otherwise have a material adverse effect on the Company.

     The Federal Reserve Board has published final revisions to Regulation M, which implements the Consumer Leasing Act. New requirements under Regulation
M include (i) a uniform format for
lease Contracts that requires certain disclosures to be segregated in the document and written in "plain English;" (ii) a calculation of the lease payments that itemizes, among other things, the gross capitalized cost of the lease, the vehicle's residual value, the rent charge and depreciation; (iii) disclosure of the total amount the lessee will pay by the end of the lease; and (iv) certain warnings and disclosures. Management of the Company and Transition Leasing does not believe that these requirements will materially and adversely impact the Company's or Transition Leasing's leasing activities.

     As the Act and revised Regulation M reflect, the area of automobile leasing has been the recent subject of legislative and regulatory scrutiny, and numerous proposals are under consideration that, if enacted, would impose greater regulation and requirements on the Company's and Transition Leasing's activities. See "RISK FACTORS -- Effect of Governmental Regulations on Leasing." Certain of these proposals, which have been prompted by consumers allegedly being charged unfair prices in leasing transactions with inadequate disclosure of the leased vehicle prices, imputed interest rates and other charges, would require greater disclosure in leasing contracts with respect to these matters. Management of the Company and Transition Leasing is not in a position to predict the effect of any such legislation or regulation on the Company's activities or Transition Leasing's activities.

               PURCHASE, ACQUISITION AND COLLECTION OF CONTRACTS

     The Contracts will be purchased, acquired and serviced on behalf of the Company by Transition Leasing under the Servicing Agreement, dated as of __________, 1998 (the "Servicing Agreement"), between the Company and Transition Leasing. A copy of the Servicing Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.
The Company has granted a security interest in the Servicing Agreement to the Trustee as collateral for the Notes and for the obligations of the Company under the Indenture. In addition, Transition Leasing has joined in the execution of the Indenture for the purpose of making certain agreements and representations regarding the purchasing and servicing of the Contracts with the Trustee for the benefit of Noteholders. The discussions of the Servicing Agreement and the Indenture set forth within this Prospectus do not purport to be complete and are subject to, and qualified in their entirety by reference to, the provisions of the Servicing Agreement and the Indenture, and where particular provisions or terms of the Servicing Agreement or the Indenture are referred to in such discussions, the actual provisions (including definitions of terms) are incorporated by reference as part of such discussions.

GENERAL

     Pursuant to the Servicing Agreement, the Company, by delivery of a written notice specifying the maximum amount of funds (the "Available Funds Limit") the Company has available for the purchase of Contracts or Leased Vehicles, may require Transition Leasing to use reasonable efforts to originate Contracts or Leased Vehicles representing funds not in excess of the Available Funds Limit from new automobile franchise dealers, independent
automobile dealers and independent leasing companies.   The Company will be
obligated to purchase all Contracts or Leased Vehicles offered for sale by such dealers and leasing companies through Transition Leasing if the offered Contracts satisfy the Contract criteria set forth in the Servicing Agreement and then only to the extent that such Contracts and Leased Vehicles do not exceed the Available Funds Limit. The Purchase Price paid by the Company for any Leased Vehicle (the "Actual Purchase Price") will vary generally with the method by which the customer, the Lessee of the Leased Vehicle, is introduced to Transition Leasing. If such dealers or leasing companies introduce the customer to Transition Leasing, the Actual Purchase Price will generally be equal to 95% of Manufacturer's Suggested Retail Price ("MSRP"). If the customer is generated by Transition leasing's in-house marketing staff, the Actual Purchase Price will generally be less than 95% of MSRP. The Lessee will be required to make a down payment to the Company of not less than 15% of the Actual Purchase Price. See "Exhibit A-Summary of Material Assumptions." The Lessee's monthly payment will be computed by applying an implicit interest rate factor of 16% to 18% per annum to an adjusted purchase price equal to 120% of the Actual Purchase Price for the Vehicle, less the amount of the Lessee's down payment. See "Exhibit A-Material Assumptions." The Company will pay Transition Leasing (i) a Marketing Fee of 57.5% of the down payment made by the Lessee to the Company with respect to such Contracts, (ii) the Purchase Administration Fee and
(iii) the Documentary Fee. The Company will use that portion of the Lessee's down payment remaining after payment of the Marketing Fee and the Purchase Administration Fee to pay a portion of the Actual Purchase Price of such Lessee's Leased Vehicle.

     With respect to any Leased Vehicle (and the Contract related thereto) the Buyer may acquire from TAF-I, the Purchase Price for such Leased Vehicle payable by Buyer shall be an amount equal to the sum of (i) the value of Leased Vehicle on an "average wholesale" basis, as determined by reference to the "Texas Edition" of the "Official Used Car Market Guide" in effect as of the date of the Buyer's purchase plus (ii) 57.5% of the down payment received by TAF-I with respect to the Contract related to such Leased Vehicle. The Company will pay Transition Leasing (i) the Purchase Administration Fee and
(ii) the Documentary Fee with impact to such Leased Vehicle, and related contract, purchased from TAF-I.

     The Servicing Agreement and the Indenture establish certain criteria to govern Contract purchases and acquisitions. The Servicing Agreement also establishes criteria to govern Contract servicing, including the performance of certain collection and collateral management activities. If Transition Leasing fails to comply with these criteria, the Company may terminate the Servicing Agreement and may appoint another servicer; however, it is not likely that the Company, whose Board of Directors is controlled by directors of Transition Leasing, would terminate the Servicing Agreement with Transition Leasing, its parent. (Servicing Agreement, Exhibit A and Sections 8 and 9.) In the event of a default under the Indenture, the Trustee may, or at the direction of the holders of Notes representing 25% of the aggregate principal amount of the Outstanding Notes will, terminate the Servicing Agreement. The Servicing Agreement allows Transition Leasing to contract with industry-qualified third parties to perform its obligations thereunder. The performance by any third party will not relieve Transition Leasing from liability for its obligations under the Servicing Agreement. (Servicing Agreement, Section 9.)

CONTRACT CRITERIA

     The Company has designed certain criteria as to the price, down payment, and length of lease term for the Contracts and make of the Leased Vehicles to qualify for purchase or acquisition by the Company under the Indenture. The Company believes that the most significant of these criteria, in general, are as follows:

     The Contracts generally have original terms that are typically 36 months but may be as high as 42 months;

     With respect to Contracts that will be originated by Transition Leasing, customers will be required to make a down payment of not less than 15% of the purchase price of the vehicle. If the vehicle is four model years old, the required down payment will not be less than 20% of the purchase price of the vehicle.

     As a Marketing Fee, Transition Leasing will receive 57.5% of each down payment;

     The Lessees on the Contracts must have supplied certain credit information, and credit verification procedures must have been performed by Transition Leasing in a manner commensurate with standard industry practice;

     The Actual Purchase Price of Leased Vehicles are marked up by a factor of 20% to determine the amount of the Lessee's monthly payments with respect to the Contract; and

     The annual interest rate implicit in the calculation of the Lessee's monthly payments with respect to the Contract generally will range from 16% to 18% and will be applied against the net capitalized cost of the Leased Vehicle

     With respect to the credit information to be supplied by the Lessees on the Contracts, the Company has established certain credit criteria to be satisfied by each Lessee. The Company believes that the most significant of these criteria, in general, are as follows:

     Verifiable home telephone number in Lessee's residence;

     Residence:     a)   Evidence of purchase, lease, or rental agreement in
                         Lessee's name; or
                    b)   Stability-Review time at last two addresses, as well as
                         time in area;

     Employment:    At least one year with last two employers;

     Lessee has verifiable income (check stub, W-2, 1099, tax return, or bank statements)

     Lessee's net disposable income should generally be at least 2.5 times his total monthly debt service (home, car, etc.);

     References:    a)   Five relatives; and
                    b)   Five personal;

     Valid driver's license;

     If a Lessee has a previous bankruptcy, must have been discharged, or if open, need letter of permission from bankruptcy trustee; and

     Certain exceptions for first time automobile "buyers" are permitted.

     To verify the foregoing information, Transition Leasing will obtain a copy of the credit application executed by the Lessee, which application should contain the necessary information to verify by telephone or otherwise the Lessee's addresses, employment and personal references and authorization to obtain a credit report from a credit reporting agency.

     Although most state laws, including Texas law, mandate that owners maintain liability insurance for damages arising from their use of a motor vehicle, the owners of the Leased Vehicles may fail to maintain physical damage insurance. The Company will maintain vehicle single interest insurance that will insure the Company against liability and physical insurance for damages arising from an Lessee's use of a Leased Vehicle in the event that the Lessee's coverage lapses or is inadequate. The making of significant claims could result in the non-renewal of such policy, which could have a material adverse effect on the Company. In addition, the Company will be named as a loss payee under the Lessee's automobile insurance policy.

     The Master Contract Acquisition Agreement ("Contract Acquisition Agreement") and the Indenture require the Company and Transition Leasing to make certain representations, warranties and covenants with respect to any Contracts to be purchased or acquired, including, but not limited to, the conformity of each Contract with, and compliance by the Company in all material respects with, federal, state and local laws, and the validity and enforceability of the Contract and the security interest created thereby in the Leased Vehicle. (Contract Acquisition Agreement, Section 6; Indenture,
Section 4.4). If the Company, Transition Leasing or the Trustee discovers that any of such representations or warranties was incorrect in any material respect with regard to a given Contract (the "Impaired Contract"), Transition Leasing is required to cure the defect or purchase the Impaired Contract from the Company. (Servicing Agreement, Section 5.Q).

COLLECTION OF PAYMENTS

     Under the Servicing Agreement, Transition Leasing is obligated to exercise discretionary powers in the management, administration and collection of the Contracts and to bear all costs and expenses incurred in connection therewith. Transition Leasing is obligated to use the same care and apply the same policies that it would exercise if it owned the Contracts. (Servicing Agreement, Section 1.)

     Transition Leasing is obligated to instruct all Lessees under the Contracts to make all payments to the Company's Master Collections Account. (Servicing Agreement, Section 5.) Transition Leasing generally will contact any Lessee on a past due Contract within fifteen (15) days after the payment due date to pursue collections. Any material extensions, modifications or acceptances of partial payments by Lessees, and any related necessary
Contract amendments or default waivers by Transition Leasing, must be approved by the Chief Credit Officer or President of Transition Leasing. (Servicing Agreement, Exhibit A). Transition Leasing is also required to document the reasons for each chargeoff of any material unpaid amount from a Lessee under any Contract. (Servicing Agreement, Exhibit A.) To maximize its return, the Company anticipates that it will prefer to continue collecting installments on the Contract despite a missed installment by the Lessee in lieu of repossession of the Leased Vehicle. A failure to make any payments for more than 30 days will, however, generally result in repossession action. By paying his current payment and his past due payment plus repossession charges, the Lessee may be allowed to retain his Leased Vehicle pursuant to the Contract. If default occurs a second time, the Leased Vehicle will be repossessed without further opportunity for the Lessee to cure the default under the Contract and retain possession of the Leased Vehicle, unless otherwise required by applicable law.

     Upon repossession, Transition Leasing will either re-lease the Leased Vehicle or sell the Leased Vehicle at wholesale at an automobile auction and use the proceeds thereof to arrange for the purchase and lease of another Leased Vehicle. The process by which a Leased Vehicle is sold at wholesale is referred to herein as Wholesaling.

     If a vehicle is re-leased, the Company will pay to Transition Leasing a Marketing Fee equal to that paid to Transition Leasing with respect to vehicles leased for the first time.

     In addition to its obligation to purchase Impaired Contracts, Transition Leasing has agreed to repurchase from the Company any Contracts ("Defaulted Contracts") with respect to which (i) the Lessee is in default thereunder and
(ii) the Leased Vehicle has not been re-leased or Wholesaled within two (2) months following the default under the Defaulted Contract. The purchase price for a Defaulted Contract shall be the purchase price paid for the Leased Vehicle (plus applicable sales tax and title transfer and license plate fees) by the Company minus (i) 42.5% of the down payment on the Defaulted Contract made by the Lessee (which is that portion of the down payment retained by the Company and not paid to Transition Leasing as the Marketing Fee) and (ii) any monthly lease payments received by the Company under such Defaulted Contract. There can be no assurances that Transition will have the many financial resources to repurchase a substantial number of Defaulted Contracts.

     Transition Leasing is required to deliver to the Company a report certifying that all Contracts managed by Transition Leasing were serviced in material accordance with the Servicing Agreement and that Transition Leasing is not in default under the Servicing Agreement. The report also will contain collection information on each Contract since the date of the last such report and a reconciliation of the deposits into and withdrawals from the Operating Account. (Servicing Agreement, Section 5 and Exhibit A.) If Transition Leasing fails to service and collect amounts due from the Lessees in accordance with the servicing criteria established by the Servicing Agreement or if certain bankruptcy or insolvency proceedings occur, the Company has the right to terminate all rights and obligations of Transition Leasing under the Servicing Agreement and to transfer servicing rights to a successor servicer. (Servicing Agreement, Section 9.) As the Company is a wholly-owned subsidiary of the Transition Leasing and has common management, it is unlikely that the Company will exercise its right to terminate Transition Leasing's rights and obligations under the Servicing Agreement. See "MANAGEMENT--Certain Relationship and Related Transactions." Under the Indenture, during the continuance of a default by Transition Leasing of any of its material obligations under the Servicing Agreement or the Indenture, the Trustee or holders of at least 25% of the aggregate principal amount of the outstanding Notes have the right to direct the Company to terminate the rights and obligations of Transition Leasing under the Servicing Agreement. (Indenture, Section 5.10.)

SERVICING FEES AND TRANSITION LEASING COMPENSATION

     Transition Leasing is entitled under the Servicing Agreement to receive a fee (the "Contract Servicing Fee") of $20 per month per outstanding Contract that has not been assigned for repossession. (Servicing Agreement, Section 3.) The Contract Servicing Fee is intended to compensate and reimburse Transition Leasing for administering the collection of the Contracts, including collecting and posting all payments, responding to inquiries of Lessees on the Contracts, investigating delinquencies, sending payment coupons to Lessees, reporting any required tax information to Lessees, paying costs of collections and policing the Leased Vehicles. The Contract Servicing Fee will also compensate Transition Leasing for furnishing monthly and annual statements to the Company and the Trustee with respect to collections and proceeds, and generating certain information necessary to permit the Company to prepare its required federal and state income tax returns.

     Monthly, Transition Leasing will receive a purchase administration fee (the "Purchase Administration Fee") equal to $100 and a documentary fee (the "Documentary Fee") equal to $50, per Contract purchased or acquired by the Company during the preceding calendar month period. The Purchase Administration Fee and the Documentary Fee is intended to compensate and reimburse Transition Leasing for administering the purchase of the Contracts, including receipt and approval of dealer drafts and Contract transfer documents, monitoring compliance with purchase criteria, preparing, organizing and delivering certificates, UCC financing statements and other documents to the Trustee, creation of Contract files, communications with dealers and independent leasing companies, and other related activities.

     Under the Indenture, the Company's payment to Transition Leasing of the Contract Servicing Fee and the Purchase Administration Fee (collectively, the "Servicing Fees") is subject to the prior payment of any amounts owing on the Notes or to the Trustee. (Indenture, Section 4.2.)

     Under the Indenture, Transition Leasing will also be entitled to reimbursement, as an Allowed Expense, of its expenses incurred in the repossession, remarketing, repair and sale of any Leased Vehicle to the extent of the related proceeds from its sale or from any recovery on a related insurance policy. (Servicing Agreement, Section 5.J.)

TRANSITION LEASING

     The Company expects that substantially all of the Contracts that it will purchase or acquire will be originated by Transition Leasing, the sole shareholder of the Company. Transition Leasing was founded on October 17, 1994, to lease new and late model automobiles with factory warranties or extended service contracts that extend to the termination of their lease contracts. Transition Leasing is engaged in the business of leasing such automobiles to individuals who do not have access to other sources because they do not meet the credit standards imposed by automobile retailers or banking institutions, generally because these individuals have past credit problems or non-prime credit ratings.

     Transition Leasing has been granted a license under the Act as of the date hereof. In leasing automobiles to its customers, Transition Leasing first determines the dollar amount that the customer is able to pay on a monthly basis, and then assists the customer in selecting an automobile within his price range. After an automobile has been selected by the customer, Transition Leasing arranges for the purchase of the automobile and the entering into of a lease with the customer (i.e., the lessee) with respect to the automobile.

     Transition Leasing has determined that any Contracts originated by Transition Leasing that satisfy the Company's purchase criteria will be made available to the Company, to the extent that funds are available for such purchases. See "RISK FACTORS-Conflicts of Interest" and "MANAGEMENT--Certain Relationships and Related Transactions."

                                SECURITY OWNERSHIP
                   OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of March 31, 1998, relating to the beneficial ownership of the Company's Common Stock by any person monthly or "group," as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), known to the Company to own beneficially 5% or more of the outstanding shares of Common Stock, and known to the Company to be owned by each director of the Company and by all officers and directors of the Company as a group. Except as otherwise indicated, each of the persons named below is believed by the Company to possess sole voting and investment power with respect to the shares of Common Stock beneficially owned by such person.

                                                 AMOUNT AND NATURE OF
                                                BENEFICIAL OWNERSHIP (1)
                                          --------------------------------------
NAME OF DIRECTOR OR EXECUTIVE OFFICER                        PERCENTAGE OF CLASS
OR NAME AND ADDRESS OF BENEFICIAL OWNER   NUMBER OF SHARES      OUTSTANDING
---------------------------------------   ----------------   -------------------
Transition Leasing Management, Inc.           1,000(2)             100%
5422 Alpha Road, Suite 100
Dallas, Texas 75240

Terry Scharig                                     0                  0%

Ken Lowe                                          0(2)               0%

Rick Causey                                       0                  0%

Robert Kyker                                      0                  0%

All current executive officers and                0(2)               0%
directors as a group (4 persons)

__________
(1) The information as to beneficial ownership of Common Stock has been furnished by the respective shareholders, directors and officers of the Company.

(2) The directors of Transition Leasing could be deemed to share voting and investment powers over the shares of Common Stock owned of record by Transition Leasing. The directors of Transition Leasing are Ken Lowe and Richard Gibson. Mr. Gibson is not an officer or director of the Company. Mr. Lowe and Mr. Gibson disclaim beneficial ownership of any shares of common stock owned of record by Transition Leasing.

                                    MANAGEMENT

BUSINESS BACKGROUND AND EXPERIENCE

     The names, ages, backgrounds and principal occupations of the directors and executive officers of the Company are set forth below:

     Ken Lowe, age 62, has served as a director and as President of the Company since its formation. Mr. Lowe has served as a director, Vice President and Secretary of Transition Leasing from October 1994 until July 1996 and as a director, President and Secretary of Transition Leasing since July 1996. Since 1993, Mr. Lowe has been Vice President of Young & Lowe, Inc., a private investment banking firm. From 1990 to 1992, Mr. Lowe was President of Custom Data Services, a company that specialized in financial data processing and from 1988 to 1990, Mr. Lowe was President of Westside Communications, which provided telephone equipment service to commercial customers. Mr. Lowe has a Master's of Business Administration from Southern Methodist University and over 20 years of experience in investment banking.

     Terry Scharig, age 42, has served as Vice President of the Company since its inception and Transition Leasing since April 1998. From 1994 to 1997 Mr. Scharig was employed by CKS Securities as a wholesaler of syndicated public offerings. From 1985 to 1994 Mr. Scharig was employed by A.B. Culbertson as a licensed representative specializing in the sale of fixed income securities. Mr. Scharig holds a Bachelors Degree of Science from Kansas State University.

     Robert P. Kyker, age 46, has served as Vice President Sales and Marketing for Transition Leasing since July 1996 and for the Company since its inception. From 1982 Mr. Kyker has been the owner of R&D Sales & Leasing, which is engaged in the sale and leasing of automobiles, includes sales and leases to people with non-prime credit ratings. Mr. Kyker will assist the Company and Transition Leasing in developing business with independent automobile dealers. Mr. Kyker has a Masters of Education from Abilene Christian University.

     Rick Causey, age 45, has served as Vice President Sales and Marketing for Transition Leasing since 1997 and for the Company since its inception. From 1996 to 1997 Mr. Causey was self-employed in the travel industry. From 1995 to 1996 he served as Manager Sales and Finance for Autoflex Automobile Leasing. Mr. Causey was Director of Used Vehicle Sales for Reliable Chevrolet in Richardson, Texas from 1986 to 1994.

     Neither the directors nor the executive officers anticipate receipt of any compensation to be paid directly by the Company, other than reimbursement of their reasonable Allowed Expenses incurred on behalf of the Company (see "COLLATERAL FOR THE NOTES -- The Contract Proceeds and Operating Account"), prior to satisfaction in full of the Notes.

     There are no family relationships among the directors and any of the executive officers of the Company. Except as disclosed above, the Company's directors do not hold any directorship in any Company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment Company under the Investment Company Act of 1940, as amended. Except for the officers set forth above, there are no employees of the Company.

INDEMNIFICATION

     The Company's Articles of Incorporation provide that, to the fullest extent permitted by Texas law, directors and former directors of the Company shall not be liable to the Company or its shareholders for monetary damages occurring in their capacity as a director. Texas law does not currently authorize the elimination or limitation of the liability of a director to the extent the director is found liable (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith that constitute a breach of duty of the director of the Company or which involve intentional misconduct or a knowing violation of law, (iii) for transactions from which the director received an improper benefit, whether the benefit resulted from an action taken within the scope of the director's office or (iv) for acts or omissions for which the liability of a director is expressly provided by law.

     The Company's Articles of Incorporation and its Bylaws grant mandatory indemnification to directors and officers of the Company to the fullest extent authorized under the Texas Business Corporation Act. In general, a Texas corporation may indemnify a director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding by virtue of his position in the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Texas corporation may indemnify an officer or director in an action brought by or in the right of the corporation only if such director or officer was not found liable to the corporation, unless or only to the extent that a court finds him to be fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Transition Leasing owns l00% of the Company's Common Stock. The officers of the Company (except for Mr. Lowe) are also vice presidents of TAF-I and Transition Leasing. Mr. Lowe is President and Secretary and a director of TAF-I and Transition Leasing and a director, the Chief Financial Officer and Secretary of the Company. These officers will devote as much of their time to the business of the Company as, in their judgment, is reasonably required. The Company, TAF-I and Transition Leasing have real and ongoing conflicts of interest in allocating management time, services, overhead and functions among the Company, TAF-I and Transition Leasing. Management of TAF-I and Transition Leasing intends to resolve any such conflicts in a manner that is fair and equitable to the Company. However, there can be no assurance that Transition Leasing will not form additional subsidiaries engaged in the same business as the Company or that any particular conflict may be resolved in a manner that does not adversely affect Noteholders. Neither TAF-I nor Transition Leasing has guaranteed or is otherwise liable for the debts and liabilities of the Company.

     The terms of the Servicing Agreement were not negotiated at arm's-length but were determined unilaterally by the management of Transition Leasing. Thus, there are real and ongoing conflicts of interest with respect to the Servicing Agreement. The Company did not and does not intend to seek competitive bids from other providers of lease purchasing, administration and collection services. There has been no independent determination of the fairness and reasonableness of the terms of these transactions and relationships. Thus, there is no assurance that such services could not have been obtained from an unaffiliated third party in arm's-length negotiations on terms more favorable to the Company. Under the terms of the Servicing Agreement, Transition Leasing will be paid the Purchase Administration Fees, the Servicing Fees and the Re-leasing Fee and be entitled to reimbursement for its expenses incurred in connection with the repossession, remarketing, repair and resale of Leased Vehicles out of the proceeds from such resales. Transition Leasing will retain the Purchase Administration Fees, the Documentary Fees, and Servicing Fees as compensation and reimbursement for its services in administering the purchase of Contracts and Noteholder relations. The Company may terminate the Servicing Agreement, but it is unlikely that the Company will do so in light of the control of the Company by Transition Leasing. See "COLLATERAL FOR THE NOTES -- The Servicing Agreement."

     The terms of the TAF-I Contracts that may be purchased by the Company from TAF-I have not been negotiated at arm's length but have been determined unilaterally by the Transition Leasing. The terms under which the Company will purchase the TAF-I Contracts have not been negotiated at arm's length but have been determined by an actuarial formula determined unilaterally by Transition Leasing. For more information, see "PURCHASE, ACQUISITION AND
COLLECTION OF CONTRACTS."   No TAF-I Contracts shall be purchased by the
Company if only the minimum gross offering proceeds ($250,000) are raised.

     In addition, the terms of the new Contracts to be purchased or acquired by the Company that are originated by Transition Leasing will not be negotiated at arm's-length but will be determined unilaterally by Transition Leasing. With respect to such new Contracts originated by Transition Leasing, Transition Leasing will receive 57.5% of each customer's down payment with respect to the Contract as a Marketing Fee.

     Transition Leasing currently provides purchase and collection services for TAF-I, but does not provide such services to any other party, including affiliates. Transition Leasing, however, may agree in the future, to purchase and service Contracts for itself, its affiliates and other unrelated parties. The Company has the right to purchase additional Contracts originated by Transition Leasing from the net collection proceeds on its existing Contracts until an Event of Default or the Sinking Fund Trigger Date. Management of Transition Leasing will have real and ongoing conflicts of interest in determining whether to make available to the Company any automobile lease contracts that it originates or to retain or acquire the contracts for its own benefit or for the benefit of affiliated parties, including future subsidiaries to be engaged in the same business as the Company. Transition Leasing has determined that all automobile lease contracts purchased or originated by it that satisfy the Company's contract criteria will be made available to the Company, to the extent that the Company has funds available for such purchases. See "RISK FACTORS -- Potential Conflicts of Interest."

     The Company will use up to 1.5% of the gross proceeds from the sale of the Notes to reimburse Transition Leasing, the Company's parent, for offering and organizational expenses paid by it. The maximum reimbursement will range from $3,750 for the minimum offering of $250,000 to $150,000 for the maximum offering of $10,000,000. Transition Leasing has agreed to pay any such expenses to the extent they exceed 1.5% of the gross proceeds from the sale of the Notes. It is expected that such expenses will exceed 1.5% of the gross proceeds from the sale of the Notes, even if the maximum offering is achieved.

     The Company believes that the transactions between the Company and Transition Leasing, including the Marketing and other fees to be paid to Transition Leasing, are reasonable, based on comparable fees paid to lease brokers (or facilitators) in automobile leasing transactions involving customers with non-prime credit ratings. The amount of fees payable to Transition Leasing by the Company with respect to the Notes may not be increased without the consent of holders of at least 75% of the aggregate principal amount of the Notes (excluding Notes held by the Company or its affiliates). See "ADDITIONAL INDENTURE PROVISIONS -- Modification of Indenture" and "RISK FACTORS --Potential Conflicts of Interest" for additional information.

     The Company has joined in a Tax Sharing Agreement with Transition Leasing. In general, under the terms of this agreement, Transition Leasing is responsible for making all payments of federal income taxes due with respect to the Affiliated Group to the Internal Revenue Service and all payments of state and local consolidated, combined and unitary income taxes due with respect to the Affiliated Group to the applicable state and local authorities. "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS -- Certain Federal Income Tax Liability of the Company and Transition Leasing." Under applicable federal tax laws; however, if Transition Leasing fails to make such payments of tax, the other members of the Affiliated Group, including the Company, would be responsible for making such payments. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS -- Uncertain Federal Income Tax Liability of the Company and Transition Leasing."

     The Company has adopted a policy pursuant to which the Company will not make loans to officers, directors, stockholders or affiliates of such persons.

     All ongoing and future transactions with affiliates of the Company will be or entered into on terms that are no less favorable to the Company than those that can be obtained from unaffiliated third parties and must be approved by a majority of the directors.

                                    LITIGATION

     Neither the Company nor Transition Leasing is the subject of any pending litigation.


          MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION

GENERAL

     As of the date of this Prospectus, the Company has had no operating history. The net proceeds of the sale of the Notes will be employed to purchase Leased Vehicles and Contracts. See "USE OF PROCEEDS." While the Notes remain outstanding, the Company will be prohibited from engaging in any business other than the purchase or other acquisition of Leased Vehicles and Contracts, collection and servicing of the Contracts (including possession and resale of the Leased Vehicles) and the remarketing of the Leased Vehicles upon termination of the Contracts, and from incurring any additional indebtedness other than Allowed Expenses and any other amounts incurred in the ordinary course of its business.

     The Company's use of the net collection proceeds from the Contracts will be restricted to payments on the Notes and, so long as there is no Event of Default, to payments of Allowed Expenses and, until the Sinking Fund Trigger Date, to the purchase or acquisition of additional eligible Contracts. See "COLLATERAL FOR THE NOTES -- The Contract Proceeds and Operating Account."

CAPITAL RESOURCES AND LIQUIDITY

     The Company's primary sources of funds for repayment of the Notes will be proceeds from the Contracts, any income on the reinvestment of such proceeds, any proceeds from sale or refinancing of the remaining Contracts at the maturity of the Notes and the Reserve. The Company does not have, nor is it expected to have in the future, any significant source of capital for payment of the Notes and the expenses incurred by it other than such sources. Payment of the principal or interest on the Notes is not guaranteed by any other person or entity. See "RISK FACTORS -- Limited Assets; Single Purpose Nature." Although management of the Company believes that the Company will realize sufficient proceeds from the foregoing sources to pay all installments of interest when due on the Notes and to satisfy the principal amount of the Notes in full prior to or at maturity, there can be no assurance that such sources will be sufficient to repay the Notes in full.

     If only the minimum offering is raised, the Company will have approximately $225,000 (after offering and organizational expenses and broker/dealer commissions) to purchase or acquire Contracts. See "USE OF PROCEEDS." Based on the assumptions set forth in Exhibit A hereto ("Summary of Material Assumptions"), and assuming that the Minimum Offering amount is raised, the maximum number of Leased Vehicles that the Company can purchase and lease is 12 Leased Vehicles. Based on the assumptions set forth in Exhibit A, the Company believes that (i) it must acquire all 12 Leased Vehicles at the average purchase price set forth in Exhibit A, (ii) the Contracts must be on the terms set forth on Exhibit A, including an implicit annual interest rate of 18%, and (iii) the estimated expenses of the Company must be as set forth in Exhibit A in order for the Company to cover the Allowed Expenses and pay all principal and interest on the Notes.

     The Company intends to invest at least 90% of the gross proceeds from the sale of Notes to purchase or acquire upon the release of funds from escrow Contracts and Leased Vehicles, which may include the purchase from time to time, of certain of the existing Contracts from TAF-I, an affiliate of Transition Leasing. The Company expects that substantially all of these Contracts and Leased Vehicles will be acquired in transactions originated by Transition Leasing. None of the offering proceeds will be used to pay interest on the Notes. Any cash proceeds from existing Contracts in excess of interest payments and payments of Allowed Expenses will be reinvested in the purchase of additional Contracts and the acquisition of Contracts through the purchase of Leased Vehicles and the entering into of related Contracts prior to the Sinking Fund Trigger Date, thereby causing the total amount of funds invested in the Contracts to exceed the amount of the proceeds from the sale of Notes. The Company believes that by purchasing and acquiring Contracts that meet the Contract criteria, the total future installments required to be paid under the Contracts should be greater than the outstanding principal of the Notes. All of the Leased Vehicles and Contracts purchased or acquired with proceeds from the sale of the Notes or with the collection proceeds from previously purchased or acquired Contracts will serve as collateral for the Notes.

     The Company believes that the amount of the collateral for the Notes will increase until the Sinking Fund Payment Date. As a result of the reinvestment by the Company of the net collection proceeds from existing Contracts, after deduction for payments of interest and Allowed Expenses, in additional Contracts, the Company believes that the ratio of the total unpaid installments of the Contracts securing the Notes to the aggregate principal of the outstanding Notes will generally increase until the Sinking Fund Payment Date.

     The foregoing paragraph contains forward-looking information that is based on a number of assumptions set forth above and in Exhibit A. These assumptions include certain risks and uncertainties. A principal risk is that the Company has had no operations to date, and Transition Leasing, the Company's parent, which is responsible for the acquisition and servicing of the Company's Contracts, has limited operating history to date upon which to base these assumptions. Other risks and uncertainties are set forth under the caption "RISK FACTORS" elsewhere in this Prospectus. A variation in any single assumption could materially alter the ability of the Company to cover the Allowed Expenses and pay all principal and interest due on the Notes. There is no assurance that these assumptions, including, without limitation, the expected implicit interest rate of 18% per annum with respect to the Contracts, will be achieved. Accordingly, the ability of the Company to cover the Allowed Expenses and pay all principal and interest on the Notes may differ materially from this forward-looking information.

                         ADDITIONAL INDENTURE PROVISIONS

     The following material describes certain provisions of the Indenture. The descriptions do not purport to be complete and are subject to, and qualified in their entirety by reference to, the provisions of the Indenture, and where particular provisions or terms used in the Indenture are referred to, the actual provisions (including definitions of terms) are incorporated by reference as part of such summaries. Certain provisions of the Indenture are also described under "DESCRIPTION OF THE NOTES" and "COLLATERAL FOR THE NOTES."

MODIFICATION OF INDENTURE

     With the consent of the holders of at least a majority of the aggregate principal amount of the Outstanding Notes, the Trustee and the Company may amend or supplement the Indenture or the Notes, except as provided below. Notice of any such amendment of the Indenture or the Notes will be mailed to all holders of the Notes by the Company promptly after the effectiveness thereof. Without the additional consent of the holder of each Outstanding Note affected, however, no supplemental indenture will, among other things,
(a) reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver, (b) reduce the rate of or extend the time for payment of interest on any Note, (c) reduce or extend the maturity of the principal of any Note, (d) permit the creation of any lien ranking prior to or on a parity with the lien of the Indenture or terminate the lien of the Indenture on any property at any time subject thereto or deprive the holder of any Note of the collateral afforded by the lien of the Indenture, or (e) make any Note payable in money other than that stated in the Note. (Indenture, Section 9.2.) Without the consent of the holders of at least 75% of the aggregate principal amount of the Outstanding Notes, no supplemental indenture may increase the amount of fees payable to Transition Leasing. For the purpose of consents of Noteholders, the term "Outstanding" excludes Notes held by the Company or its affiliates. (Indenture, Section 1.1.)

     The Company and the Trustee may amend or supplement the Indenture or the Notes, without obtaining the consent of Noteholders, to cure ambiguities or make minor corrections and, among other things, to make any change that does not adversely affect the interests of the Noteholders. (Indenture, Section 9.1.)

EVENTS OF DEFAULT

     An Event of Default with respect to the Notes is defined in the Indenture as being: (a) the failure of the Company to make any interest payment on the Notes within 30 days after it becomes due; (b) a failure by the Company to pay when due the principal of any Notes; (c) the impairment of the validity or effectiveness of the Indenture or of the security interest granted thereby, the improper amendment or termination of the Indenture, (d) the creation of a lien on the Trust Estate, the failure of the Indenture to create a valid first priority security interest in the Trust Estate or the failure of the Company to comply with any of the covenants of the Company in the Indenture (including the failure to purchase Impaired Contracts and Defaulted Contracts), and the continuance of any such default for a period of thirty (30) days after notice of such default is delivered to the Company by the Trustee or to the Company and the Trustee by the holders of Notes representing at least 25% of the aggregate principal amount of the Outstanding Notes; (d) the incorrectness in any material respect of a representation or warranty of the Company in the Indenture (exclusive of representations and warranties as to individual Contracts that Transition Leasing is obligated to, and does, repurchase from the Company) and the failure to cure such circumstances or condition within thirty (30) days of notice thereof to the Company by the Trustee or the holders of Notes representing at least 25% of the aggregate principal amount of the Outstanding Notes; or (e) certain events of bankruptcy of the Company. (Indenture, Section 6.1.)

RIGHTS UPON EVENT OF DEFAULT

     In case an Event of Default should occur and be continuing, the Trustee may, or at the direction of the holders of Notes representing at least 25% of the principal amount of the Notes will, declare the Notes due and payable. Upon such declaration, the Notes will immediately become due and payable in an amount equal to their remaining principal amount plus accrued interest at such time. Under such circumstances, such declaration may be rescinded by the holders of a majority of the aggregate principal amount of the Outstanding Notes. (Indenture, Section 6.2.)

     If, following an Event of Default, the Notes have been declared due and payable, the Trustee may exercise one or more of its remedies including, in its discretion, the right to retain the Trust Estate and apply all amounts received with respect to the Trust Estate, first, to payment of its fees and expenses and then, to the payment of the principal of and interest on the Notes, ratably with respect to the Noteholders. (Indenture, Sections 6.3,
6.10 and 6.13.) Alternatively, the Trustee may, in its discretion, sell the Trust Estate and apply the proceeds, first, to payment of its fees and expenses and then, to the amounts due on the Notes. (Indenture, Sections 6.3,
6.10 and 6.14.) Upon an Event of Default, the Trustee will also have the right to cause a transfer of all funds in the Company's Operating Account
directly to the Sinking Fund Account. (Indenture, Section 4.2.)   In the
event of a continuing default by Transition Leasing with respect to its obligations under the Servicing Agreement, the Trustee will also have the right to direct the Company to terminate the duties and rights of Transition Leasing under the Servicing Agreement and to cause Transition Leasing to turn over to the Trustee all records and data pertaining to the Contracts in its possession. (Indenture, Section 5.10; Servicing Agreement, Section 9.)

     The holders of a majority of the aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conduct of any proceedings for any remedy available to the Trustee to exercise any trust or power conferred on the Trustee. The Trustee may refuse, however, to follow any such direction that conflicts with law or the Indenture, that is unduly prejudicial to the rights of Noteholders not joining in such direction or that would involve the Trustee in personal liability. (Indenture, Section 6.5.) The holders of a majority of the aggregate principal amount of the Outstanding Notes may also waive any default, except a default in respect of a covenant or provision of the Indenture that cannot be modified without the waiver or consent of each holder of Notes affected. (Indenture, Section 6.4.)

     No holder of Notes will have the right to pursue any remedy with respect to the Indenture or the Notes, unless (a) such holder gives to the Trustee written notice of a continuing Event of Default, (b) the holders of at least 25% of the aggregate principal amount of the Outstanding Notes have made a written request to the Trustee to pursue such remedy, and have offered the Trust indemnity satisfactory to the Trustee against loss, liability or expense, (c) the Trustee does not comply with the request within sixty (60) days, and (d) the Trustee has received no contrary direction during such 60-day period from the holders of a majority of the principal amount of the Outstanding Notes. (Indenture, Section 6.6.)

     Notwithstanding the foregoing, the Indenture prohibits the Trustee from reselling any portion of the Trust Estate upon the occurrence of an Event of Default to the Company, Transition Leasing, the shareholders, officers or directors of Transition Leasing or the Company, or any other affiliates of the Company or Transition Leasing.

RESTRICTIONS ON BUSINESS ACTIVITIES AND ADDITIONAL INDEBTEDNESS

     The Company has made certain covenants in the Indenture that restrict its business activities and prohibit certain transactions by the Company. The Company has agreed, among other things, that, without the consent of the holders of a majority of the aggregate principal amount of the Notes then outstanding, it will not (i) engage in any business or activity other than or in connection with the purchase or other acquisition of Leased Vehicles and Contracts, collection and servicing of the Contracts, the repossession and resale of the Leased Vehicles, the remarketing of Leased Vehicles upon termination of the Contracts and the raising of equity capital, and any other incidental businesses or activities, or (ii) create, incur, assume or in any manner become liable in respect of any indebtedness other than the Notes, any Allowed Expenses and any other amounts incurred in the ordinary course of the Company's business. In addition, the Company has agreed not to dissolve or liquidate in whole or in part or to merge or to consolidate with any corporation, partnership or entity other than another direct or indirect wholly-owned subsidiary of the Company or any affiliate thereof whose business is restricted in the same manner as the Company's business under clause (i) above. (Indenture, Section 5.11.)

COMPLIANCE STATEMENTS AND ANNUAL ACCOUNTANTS' REPORTS

The Company and Transition Leasing will be required to file quarterly with the Trustee officer's certificates as to fulfillment of their respective obligations under the Indenture. (Indenture, Section 5.7.) In addition, the Company and Transition Leasing annually must file with the Trustee a report of a firm of independent public accountants as to their examination of the financial statements of the Company and Transition Leasing and the documents and records relating to the Contracts and deliver a certificate with respect to the compliance by the Company and Transition Leasing, in all material respects, with their respective obligations arising under the Indenture. (Indenture, Section 5.6.)

TRUSTEE'S ANNUAL REPORT

     The Trust Indenture Act requires the Trustee to mail annually to all holders of Notes a brief report if any of certain events occur. These events include any change in the Trustee's eligibility and qualifications to continue as the Trustee under the Indenture, any amounts advanced by it under the Indenture, the amount, interest rate and maturity date of certain indebtedness, if any, owing by the Company to the Trustee in its individual capacity, any change to the property and funds, if any, physically held by the Trustee as such, any change in or any release, or release and substitution, of property subject to the lien of the Indenture, and any action taken by it that materially affects the Notes and that has not been previously reported. (Indenture, Section 7.6.)

SATISFACTION AND DISCHARGE OF THE INDENTURE

     The Indenture will be discharged, with certain limitations, upon deposit with the Trustee of funds sufficient for the payment or redemption of all of the Notes. The duties of the Company to the holders of Notes will cease upon such deposit (Indenture, Section 8.1.)

DUTIES OF TRUSTEE

     The Trustee is obligated, under the Indenture, to use the same degree of care and skill in the exercise of such rights and powers as the Trustee may have under the Indenture as a prudent man would exercise or use under the circumstances in his own affairs. Except during an Event of Default, the Trustee may rely, in the absence of bad faith, on certificates and opinions furnished to it. Generally, the Trustee is not relieved from liability for its own negligence or willful misconduct except that it is not liable (i) if it acted in good faith in accordance with a direction from the Holders of not less than a majority in principal amount of the Notes, or (ii) for any error in judgment made in good faith and without negligence in ascertaining the pertinent facts. The Trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against any loss, liability or expense (Indenture, Section 7.1.)

THE TRUSTEE

     Trust Management, Inc. will be the Trustee under the Indenture for the Notes. The Company is obligated to pay the fees and expenses of the Trustee relating to the Notes. To collateralize the Company's payment of such fees and expenses, the Trustee has a lien prior to the Notes on the Trust Estate except any money held in trust to pay principal and interest on the Notes. (Indenture, Section 7.7.)

                      CERTAIN LEGAL ASPECTS OF THE CONTRACTS

THE LEASES AS TRUE LEASES

     The Contracts are leases of personal property. Under the Texas Uniform Commercial Code (the "UCC"), a transaction involving the lease of personal property may create either a lease or a security interest. If the transaction creates a lease, the lessor remains the owner of the personal property subject to the lease and the lessee has the right to possess and use the leased property during the term of the lease. The rights and remedies of the lessor and lessee under a true lease of personal property are determined primarily under Article 2A of the UCC (Leases). If the transaction creates a security interest, (a) the transaction is in effect a credit sale under which the lessor has in effect sold the personal property to the lessee on an installment payment basis and holds a security interest in the subject personal property to secure payment of the purchase price, (b) the lessee is the purchaser and owner of the personal property, and (b) the lease payments are in effect payments of the purchase price for the subject personal property. The rights and remedies of the parties to a lease which is actually a sale coupled with a security interest are determined primarily under Article 2 of the UCC (Sales) and Article 9 of the UCC (Secured Transactions).

     The determination of whether of a lease transaction creates a true lease or a sale coupled with a security interest is very important and will determine the respective rights, obligations and duties of the Company and the Lessee and will have particular impact on the remedies available to the Company upon a default by the Lessee. The following are some of the significant differences between a true lease and a lease which is in effect a sale coupled with a security interest:

     a. A true lease is exempt from Texas usury laws; a credit sale is not.

     b. A lessor under a true lease generally has a better chance than a secured creditors of obtaining current payments, as well as repossession of the goods, when the lessee is in bankruptcy.

     c. In the case of default, a true lessor has different and often more favorable remedies than those available to a secured creditor.

     d. A security interests, unlike a lease, is subject to priority rules with respect to the claims of competing secured creditors. If the parties to a lease which is actually a sale coupled with a security interest never contemplate that their transaction would be characterized as creating security interest, and no steps are taken to perfect the security interest created in the transaction, a trustee in bankruptcy or some other third party may claim that a purported lessor is actually an unperfected secured creditor and may be able to void, or otherwise take priority over, the security interest and leave the lessor/seller with an unsecured obligation to pay the lease payments.

     e. A transaction that is truly a security interest, and not a lease, may result in exclusion of the leased goods from insurance coverage under some policies.

     Whether a transaction creates a lease or a security interest depends on the particular terms and facts on which the transaction is based. If the transaction, however labeled, is actually a transaction under which the lessee is acquiring ownership, or the equivalent of ownership, of the leased goods, the transaction is a sale coupled with a security interest. The transaction will be considered a security interest if the lessee's obligation to pay the consideration under the lease (the rent payments) is not subject to termination by the lessee and one or more of the following factors are also present:

     a. The original lease term is equal to or greater than the remaining economic life of the goods.

     b. The lessee is required to renew the lease for the remaining economic life of the goods or is required to become the owner of the goods.

     c. The lessee has an option to renew the lease for the remaining economic life of the goods for no additional consideration or for nominal additional consideration on compliance with the terms of the lease agreement.

     d. The lessee has an option to become the owner of the goods for no additional consideration or nominal additional consideration on compliance with the terms of the lease agreement.

Additional consideration is nominal if it is less than the lessee's "reasonably predictable" cost of performing under the lease agreement if the option is not exercised. Additional consideration given for an option to renew or an option to purchase is not nominal if :

     a. When the option to renew the lease is granted, the rent is stated to be the fair market rent for the use of the goods for the term of the renewal determined at the time the option is to be performed.

     b. When the option to become the owner of the goods is granted, the price is stated to be the fair market value of the goods determined at the time the option is to be performed.

     A transaction does not create a security interest merely because it provides for any of the following:

     a. The "present value"' of the consideration to be paid for the right to possession and use of the goods is substantially equal to or greater than the fair market value of the goods at the time the lease agreement is made. In this context, present value means the amount, as of a date certain, of one or more sums payable in the future, discounted to the date certain. The discount is determined by the interest rate specified by the parties, if that rate is not manifestly unreasonable at the time the transaction is consummated. Otherwise, the discount is determined by a commercially reasonable rate that takes into account the facts and circumstances of each case.

     b. The lessee assumes the risk of loss of the goods or agrees to pay taxes, insurance, filing, recording, or registration fees or service or maintenance costs with respect to the goods.

     c. The lessee has an option to renew the lease or become the owner of the goods.

     d. The lessee has an option to renew the lease for a fixed rent that is equal to or greater than the reasonably predictable fair market rent for the use of the goods for the term of the renewal at the time the option is to be performed.

     e. The lessee has an option to become the owner of the goods for a fixed price that is equal to or greater than the reasonably predictable fair market value of the goods at the time the option is to be performed.

     Because (i) each of the Contracts will provide for the lease of a Vehicle for a term which is considerably shorter than the expected useful life of the Vehicle, (ii) the lease payments required under each Contract are in an aggregate amount less than the payments which would be made if the transaction was in essence a sale of the Leased Vehicle, and (iii) at the expiration of the lease term, the Lessee can either return the Leased Vehicle to the Company with no further payment obligations to the Company or purchase the Leased Vehicle at a fixed purchase price which, based on the Company's policies, should be equal to or greater than the reasonably predictable fair market value of the Leased Vehicle, the Company has determined that the Contracts create true leases and will be governed by the laws and regulations applicable to the lease of personal property rather than the laws and regulations applicable to credit sales of motor vehicles. In documenting and servicing the Contracts, the Company will follow the rules and procedures required for true lease transactions.

SECURITY INTEREST IN CONTRACTS

     To secure payment of the Notes, the Company will grant a security interest in and to each of the Contracts. Pursuant to the provisions of
Article 9 the UCC governing security interests, a lease is designated as chattel paper. A security interest in chattel paper may be perfected either by taking possession of the Contract or by the filing of a UCC financing statement with the Secretary of State of the state in which a corporate debtor's principal place of business is located. In the case of the Company, its principal place of business is located in the State of Texas and a security interest in a Contract owned by the Company may be perfected by filing a UCC financing statement with the Secretary of State of the State of Texas.

     Upon any purchase of Contracts by the Company, the original Contracts and related title documents for the Leased Vehicles will be delivered to the Trustee. Possession of such Contracts and related title documents will be retained by the Trustee or other financial institution appointed by the Trustee and the Company to act as custodian and bailee of the Contracts and related title documents for the benefit of the Trustee and the Company. Upon its purchase, each Contract will be physically labeled to indicate the security interest therein of the Trustee. In addition, a UCC financing statement will be filed in the appropriate public office to perfect by filing and give notice of the Trustee's security interest in the Contracts and all proceeds therefrom. See "COLLATERAL FOR THE NOTES -- The Contracts."

SECURITY INTERESTS IN LEASED VEHICLES

     The Leased Vehicles subject to the Contracts will be owned by the Company. To secure payment of the Notes, the Company will grant a security interest in and to each of the Leased Vehicles subject to a Contract. Perfection of security interests in the Leased Vehicles is generally governed by the motor vehicle registration laws of the state in which a corporate debtor's principal place of business is located. As stated above, the Company's principal place of business is located in the State of Texas and a security interest in a Leased Vehicle will be perfected according to the requirements of Article 9 of the UCC and the motor vehicle registration laws of the State of Texas. In Texas, a security interest in a motor vehicle is perfected by notation of the secured party's lien on the vehicle's certificate of title.

     With respect to Contracts purchased by the Company, the originating entities will sell and assign the Contracts and the Leased Vehicles to the Company upon purchase of the Contracts. The originating entities will also provide evidence that proper applications for certificates of title have been made to ensure that the Company will be named as the owner and the Trustee as the first lienholder on the certificates of title relating to the Leased Vehicles. The Company will deliver possession of the Contracts (originated or purchased) and related title documents to the Trustee or other financial institution appointed by the Company and the Trustee to act as custodian and bailee for the Trustee and the Company. The Company will supplement its description in the Indenture of the Contracts and confirm its grant to the Trustee of a security interest in all Contracts that it purchases.

OTHER MATTERS AFFECTING MOTOR VEHICLES AND CONTRACTS

     Under the laws of Texas, liens for repairs performed on a motor vehicle and liens for certain unpaid taxes take priority over even a perfected security interest in a vehicle. The Code also grants priority to certain federal tax liens over the lien of a secured party. Certain state and federal laws permit the confiscation of motor vehicles under certain circumstances if used in unlawful activities that may result in the loss of a collateralized party's perfected security interest in the confiscated motor vehicle. Upon the purchase of each Contract purchased by the Company, the Company will receive a warranty from Transition Leasing that the Contract creates a valid, subsisting and enforceable first priority security interest in the Leased Vehicle. However, liens for repairs or taxes or the confiscation of a Leased Vehicle could arise or occur at any time during the term of a Contract No notice will be given to the Company in the event such a lien arises or confiscation occurs.

     If the Lessee of a Leased Vehicle relocates to another state, under the laws of most states, the perfected security interest in the Leased Vehicle would continue for four months after such relocation and thereafter, in most instances, until the Lessee re-registers the Leased Vehicle in such state. Almost all states generally require surrender of a certificate of title to re-register a titled vehicle. Therefore, the Trustee or other appointed custodian must surrender possession, if it holds the certificate of title to such Leased Vehicle, before the Leased Vehicle owner may effect the re-registration. In addition, the Company should receive, absent clerical errors or fraud, notice of surrender of the certificate of title because the Company will be listed as lienholder on its face. Accordingly, the Company should have notice and the opportunity to re-perfect its security interest in the Leased Vehicle in the state of relocation. If a Lessee moves to one of the few states that does not require surrender of a certificate of title for registration of a motor vehicle, re-registration could defeat perfection or loss of the Trustee's security interest in such Leased Vehicle. The loss of the Trustee's security interest in a number of Leased Vehicles under these circumstances could have a material adverse effect on the Noteholder's collateral for the Notes. In the ordinary course of servicing the Contracts, the Company will take steps to effect such re-perfection upon receipt of notice of re-registration or other information from the Lessee as to relocation. Under the Service Agreement and the Indenture, the Company is obligated to maintain the continuous perfection of the security interest represented by each Contract in the related Leased Vehicle.

REPOSSESSION

     In the event of default by an Lessee on a Contract, the Company, as lessor, has all the remedies of a lessor under Article 2A of the UCC. The UCC remedies of a lessor include the right to repossession by self-help means, unless such means would constitute a breach of the peace. Unless the Lessee under a Contract voluntarily surrenders a vehicle, self-help repossession, by an individual independent repossession specialist engaged by Transition Leasing, will be the method usually employed by Transition Leasing when an Lessee defaults. Self-help repossession is accomplished by retaking possession of the Leased Vehicle. If a breach of peace is likely to occur, or if applicable state law so requires, Transition Leasing must obtain a court order from the appropriate state court and repossess the vehicle in accordance with that order. Most of the states in which the Company intends to purchase Contracts have state laws that would not require Transition Leasing, in the absence of a probable breach of the peace, to obtain a court order before it attempts to repossess a Leased Vehicle.

DISPOSAL OF LEASED VEHICLES AND DAMAGES AGAINST DEFAULTING LESSEES

     Upon default by a lessee, the UCC permits the lessor to take possession of the leased goods, either by self-help methods or by judicial process.
Upon repossession of leased goods, a lessor may dispose of the leased goods (either by releasing the leased goods or selling the leased goods) and seek recovery of damages from the lessee. Damages of a lessor upon default by a lessee include payment of all unpaid lease payments due and owing on the date of disposition of the leased goods, recovery of the expenses incurred by the lessor in pursuing its remedies against the lessee, and damages for the unpaid installments of rent due under the lease. The damages to which a lessor is entitled for the unpaid installments of rent due under a lease after default by a lessee will be determined by whether the disposition of the leased goods is by releasing or by sale. If the leased goods are re-leased, damages are based on the present value of the remaining lease payments under the lease which is in default, less the present value of lease payments due under the new lease created when the goods are re-leased. If the leased goods are resold, damages will be based on the difference between
(a) the sum of estimated value of the leased goods at the expiration of the lease which is in default plus the present value (or other similar adjustment) of the remaining lease payments, less (b) the amount realized
upon the sale of the leased goods.   Motor Vehicles repossessed by the
Company will be generally be released to a new lessee or sold by Transition Leasing through wholesale automobile networks or auctions that are attended principally by dealers.

     Certain statutory provisions, including federal and state bankruptcy and insolvency laws, may limit or delay the ability of the Company to repossess and re-lease or sell a Leased Vehicle subject to a Contract under which the lessee has defaulted or enforce a judgment for the damages to which the Company is entitled upon repossession and release or sale of the Motor Vehicle. In the event that damages are not obtained, are not satisfied, are satisfied at a discount or are discharged, in whole or in party, in bankruptcy proceedings, including bankruptcy proceedings under Title 11 United States Code (the Federal bankruptcy law), the loss will be borne by the Company and may adversely affect the ability of the Company to repay the Notes.

CONSUMER PROTECTION LAWS

     Numerous federal and state consumer protection laws and related regulations impose substantial requirements upon lessors and servicers involved in consumer leases. These laws include, but are not limited to, the Consumer Leasing Act, the Equal Credit Opportunity Act, the Federal Trade Commission Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulations B and M, state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code, and other similar laws. These laws require the Company to provide certain disclosures to prospective lessees, prohibit misleading advertising and protect against discriminating financing or unfair credit practices. The Federal Reserve Board has published final revisions to Regulation M under the Consumer Leasing Act that are applicable to automobile lease contracts. See "THE COMPANY--Government Regulations." The Equal Credit Opportunity Act prohibits creditors from discriminating against lease applicants on the bases of race, color, sex, age or marital status. Under the Equal Credit Opportunity Act, creditors are required to make certain disclosures regarding consumer rights and advise consumers whose credit applications are not approved of the reasons for the rejection. The Fair Credit Reporting Act requires the Company to provide certain information to consumers whose credit applications are not approved on the basis of a report obtained from a consumer reporting agency. In addition to the foregoing, state laws impose finance charge ceilings and other restrictions on consumer transactions and require contract disclosures in addition to those required under federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply with their provisions. In some cases, this liability could affect an assignee's ability to enforce consumer finance contracts such as the Contracts.

     The so-called "Holder-in-Due-Course" Rule of the Federal Trade Commission (the "FTC Rule"), the provisions of which are generally duplicated by the Uniform Consumer Credit Code, other state statutes, or the common law in certain states, is intended to defeat the ability of the transferor of a consumer credit contract (such as the Contracts), which transferor is the lessor of the goods that gave rise to the transaction, to transfer such contract free of notice of claims by the debtor thereunder. The effect of the FTC rule is to subject the assignee of such a contract to all claims and defenses that the lessee under the contract could assert against the lessor of the goods. Most of the Contracts will be subject to the requirements of the FTC Rule. Accordingly, the Company, as holder of the Contracts, may be subject to any claims or defenses that the Lessee of the Leased Vehicle may assert against the lessor of the Leased Vehicle. Such claims are limited to a maximum liability equal to the amounts paid by the Lessee on the Contract. The Lessee, however, may also assert the FTC rule to offset remaining amounts due on the Contract as a defense against any claim brought by the Company against such Lessee.

     Several states and the federal government have enacted "lemon laws" and similar statutes containing warranty protections for consumers who purchase or lease new or used motor vehicles. The application of these statutes may give rise to a claim or defense by a consumer against the manufacturer of a purchased vehicle or the dealer from or through whom such consumer purchased or leased such vehicle. The Company may be required to cancel a lease with a consumer who successfully asserts such a claim or defense, and while the Company would have a claim against the manufacturer or such dealer, there can be assurance that the Company will be made whole in every case in which the consumer successfully asserts such rights.

     Under most state motor vehicle dealer licensing laws, sellers of motor vehicles are required to be licensed to sell motor vehicles at retail sale. Furthermore, federal odometer regulations promulgated under the Motor Vehicle Information and Cost Savings Act require that all sellers of new and used vehicles furnish a written statement signed by the seller certifying the accuracy of the odometer reading. If a seller is not properly licensed or if an odometer disclosure statement was not provided to the lessee of a Leased Vehicle, the lessee may be able to assert a defense against the seller of the vehicle.

OTHER LIMITATIONS

     In addition to the limitations discussed above, numerous other statutory provisions, including federal bankruptcy laws and related state laws, may interfere with or affect the ability of a lessor to realize upon leased goods or collect all damages to which the lessor is entitled upon default by the lessee. For example, in a proceeding under the federal bankruptcy law, a claim for damages may be treated as an unsecured claim and pay not be paid in full is the particular bankruptcy proceeding does not result in payment in full of other similar unsecured claims. The federal bankruptcy laws, however, do require the debtor or trustee in a bankruptcy proceeding to perform all obligations of the lessee under the lease (including payment of the installments of rent due under the lease) and to cure any outstanding defaults if the leased goods are to remain in the possession of the debtor or trustee subject to the provisions of the lease.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

SCOPE AND LIMITATIONS

     The following is a general discussion of certain federal income tax consequences relating to the purchase, ownership, and disposition of the Notes by the holders acquiring the Notes on their original issuance for cash. The discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and judicial or ruling authority as of the date hereof, all of which may be repealed, revoked or modified retroactively in a manner that could adversely affect a holder of the Notes.

     The discussion deals only with the Notes held as capital assets (generally property held for investments and not for the sale to customers in the ordinary course of a trade or business) by holders who or which are (i) citizens or residents of the United States, (ii) domestic corporations, partnerships or other entities or (iii) otherwise subject to U.S. federal income taxation on a net income basis in respect of income or gain from the Notes. The discussion does not purport to deal with federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules. Moreover, the Internal Revenue Service (the "Service") may disagree with all or a part of the discussion below. This summary does not address tax consequences of holding Notes under state, local or foreign tax laws.

     No ruling on any of the issues discussed below will be sought from the Service.

     EACH PURCHASER SHOULD CONSULT WITH HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OF PURCHASING, OWNING OR DISPOSING OF THE NOTES, INCLUDING THE EFFECT OF STATE, LOCAL OR FOREIGN LAWS.

TAX CONSEQUENCES TO NOTEHOLDERS

     TREATMENT OF THE NOTES AS INDEBTEDNESS. The Company will agree, and the Noteholders will agree by their purchase of Notes, to treat the Notes as debt for federal income tax purposes, unless an adverse determination dictates otherwise. If, however, it is determined for tax purposes that the Notes represent an equity investment, a substantial portion of the discussion set forth below will be inapplicable and the tax consequences of the holders of the Notes will change, possibly with adverse tax consequences. The discussions below assume this characterization of the Notes as debt is correct. The Company has not received an opinion of counsel with respect to the classification of the Notes as debt for federal income tax purposes.

     INTEREST INCOME ON THE NOTES. As a general rule, interest paid or accrued on the Notes will be treated as ordinary income to the holders of the Notes. A holder of the Notes using the accrual method of accounting for federal income tax purposes is required to include stated interest earned on the Notes in ordinary income as such interest accrues, while a Noteholder using the cash receipts and disbursements method of accounting for federal income tax purposes must include such interest in ordinary income when payments are received (or made available for receipt) by such Noteholder.

     MARKET DISCOUNT. The resale of Notes may be affected by the market discount provisions of the Code. These rules generally provide that if a Noteholder purchases, subsequent to the original issuance of the Notes, a Note at a market discount that exceeds a DE MINIMIS amount, any gain recognized by the holder upon the sale, redemption at maturity or other disposition of the Note will be taxable as ordinary income to the extent of the portion of market discount that accrued on the Note while held by such Noteholder. Market discount will be treated as accruing ratably over the term of such Noteholder or, at the election of the Noteholder (which election may not be revoked without the consent of the IRS), under a constant yield method. Also, a Noteholder may elect to include market discount into income as it accrues in which case gain realized on the sale, exchange or retirement of a Note will not be treated as ordinary income under the market discount rules. Such an election by a Noteholder (which election may not be revoked without the consent of the IRS) will apply to all debt instruments with market discount acquired by the Noteholder on or after the day of the first taxable year to which such election applies.

     Market discount is defined generally as the excess, if any, of the stated redemption price of the Note at maturity over the basis of the Note in the hands of such holder immediately after its acquisition.

     Limitations imposed by the Code which are intended to match deductions with the taxation of income may defer deductions for interest on indebtedness incurred or continued, or short-sale expenses incurred, to purchase or carry a Note with accrued market discount. As noted above, a Noteholder may elect to include market discount in gross income on a current basis and, if such Noteholder makes such an election, is exempt from this rule. The adjusted basis of a Note subject to such election will be increased to reflect market discount included in gross income, thereby reducing any gain or increasing any loss on a sale or taxable disposition.

     AMORTIZATION BOND PREMIUM. The resale of Notes may be affected by the bond premium rules of the Code. In general, if a Noteholder purchases a Note at a premium, (I.E., an amount in excess of the amount payable upon the maturity thereof), such Noteholder will be considered to have purchased such Note with "amortized bond premium" equal to the amount of such excess. Such Noteholder may elect to deduct the amortizable [amortized] bond premium as it accrues under a constant-yield method over the remaining term of the Note. Amortizable bond premium is treated as an offset to interest income rather than as a separate interest deduction. Such Noteholder's tax basis in the Note will be reduced by the amount of the amortizable bond premium deduction. Any such election shall apply to all debt instruments (other than instruments the interest on which is excludable from gross income) held by the Noteholder at the beginning of the first taxable year to which the election applies or thereafter acquired and is irrevocable without the consent of the

Service. Bond premium on a Note held by a Noteholder who does not elect to deduct the premium will decrease the gain or increase the loss otherwise recognized on the disposition of the Note.

     SALE OR OTHER DISPOSITION. In general, the holder of a Note will recognize gain or loss upon the sale, redemption, retirement or other disposition in an amount equal to the difference between the amount realized on the sale and the Noteholder's adjusted tax basis in the Note. The adjusted tax basis of a Note to a particular Noteholder generally will equal the Noteholder's cost for the Note, increased by market discount, if any, previously included by such Noteholder in income with respect to the Note and decreased by principal payments previously received by such Noteholder and the amount of bond premium, if any, previously amortized with respect to the Note. Any such gain or loss will be capital gain or loss if the Note was held as a capital asset, except for gain representing accrued interest and accrued market discount not previously included in income, and will be long-term capital gain or loss if the Note was held for more than one year. Capital losses generally may be used only to offset capital gains.

     TAX ADMINISTRATION AND REPORTING. The Trustee will furnish to each Noteholder with each a statement setting forth the amount of such distribution allocable to principal and to interest. Such payment of principal or interest reports will be made annually to the Service and to holders of record that are not excepted from the reporting requirements regarding such information as may be required with respect to interest with respect to the Notes.

     BACKUP WITHHOLDING. Under certain circumstances, a Noteholder may be subject to "backup withholding" at a 31% rate. Backup withholding may apply to a Noteholder who is a United States person if the holder, among other circumstances, fails to furnish his Social Security number or other taxpayer identification number to the Trustee. Noteholders should consult their tax advisors for additional information concerning the potential application of backup withholding to payments received by them with respect to a Note.

CERTAIN FEDERAL INCOME TAX LIABILITIES OF THE COMPANY AND TRANSITION LEASING

     Transition Leasing and the Company will file a consolidated federal income tax return. Because of the consolidated filing and the closely-held corporation status of Transition Leasing, additional federal income tax consequences may arise. Certain of these are summarized below.

     The Company and Transition Leasing (the "Affiliated Group") intend to file consolidated federal income tax returns and, as a result, each will be severally liable for the federal income tax liability of the Affiliated Group. The Company and Transition Leasing believe that there will be sufficient assets available to timely pay the Affiliated Group's federal income tax liability as it becomes due and payable. Also, under a tax allocation agreement signed by the Company and Transition Leasing, Transition Leasing has agreed to pay all federal income tax liability of the Affiliated Group as it becomes due and payable, although there can be no assurance that Transition Leasing will have the ability to pay such obligations. Under applicable federal tax laws, if Transition Leasing fails to make such payments of tax, the other members of the Affiliated Group, including the Company, would be responsible for making such payments.

     Also, the Affiliated Group will be subject to the passive loss rules under Section 469 of the Code. As a result, any portfolio-type income earned by the Affiliated Group (E.G., interest and dividends) may not be able to be
offset by passive losses of the Affiliated Group.   The Company does not
anticipate that either it or Transition Leasing will have significant amounts of portfolio-type income during the period the Notes are outstanding. If portfolio-type income is realized, however, federal income tax may be owed with respect to such income even though the Affiliated Group otherwise has incurred passive losses. In addition, the Affiliated Group may be subject to the personal holding company rules of the Code which may, in certain circumstances, impose an additional tax liability on the Affiliated Group.

                               PLAN OF DISTRIBUTION

     The Company is offering up to $10,000,000 in aggregate principal amount of the Notes. The Notes will be sold on a "best efforts" basis by Great Nation Investment Corporation (the "Underwriter"), and the Underwriter is not obligated to purchase the Notes. The Underwriter may, but is not obligated to, select participating soliciting broker/dealers that are qualified to offer and sell the Notes in one or more states as engaged by the Underwriter and that are members of the NASD. As of the date of this Prospectus, the Underwriter has not engaged any soliciting broker/dealers to participate in the offering.

     The Company shall pay to the Underwriter in consideration for its services, a sales commission of 6% the principal amount of Notes sold to investors. In addition, the Company will reimburse the Underwriter for certain expenses incurred in connection with its due diligence activities with regard to the offering in an amount not to exceed 2-1/2% of the aggregate principal amount of the Notes sold. In addition to the compensation set forth above, the Underwriter shall also receive common stock in Transition Leasing as follows: the Underwriter shall receive shares of common stock equal to 3.558% of the outstanding stock of Transition Leasing in the event the Underwriter sells at least $7,117,000 in Notes. In the event that less than $7,117,000 in Notes are sold by the Underwriter, then the Underwriter shall receive a percentage of the outstanding common stock of Transition Leasing equal to the product of .03558 and the fraction, the numerator of which is the principal amount of the Notes actually sold by the Underwriting Group and the denominator is $7,117,000. The Company may terminate the Underwriting Agreement in the event that the Underwriting Group is unable to sell at least $750,000 of the Notes within 45 days of the date hereof and at least $250,000 of the Notes each calendar month after the month in which the 45th day after the date hereof occurs. The Underwriter may terminate the Underwriting Agreement because of a material breach of the Underwriting Agreement by the Company or if the Underwriter reasonably determines that the Notes are not marketable. Generally, the Underwriter will bear all of its expenses; provided, however, that if the Underwriter terminates the Underwriting Agreement because of a material breach of this Agreement by the Company, the Company shall be obligated to pay to the Underwriter an amount equal to all of the Underwriter's accountable out-of-pocket expenses Transition Leasing and the Company have agreed, jointly and severally, to indemnify the Underwriter against certain liabilities, including liabilities under applicable securities laws. The Underwriting Agreement provides that the obligations of the Underwriter pursuant to the Underwriting Agreement are subject to the approval of certain legal matters by Underwriter's counsel and various other conditions.

     The Company will pay Transition Leasing up to 1.5% of the gross offering proceeds to reimburse Transition Leasing for offering and organizational expenses paid by Transition Leasing on the Company's behalf. No part of these payments will be paid by Transition Leasing to brokers to engage in sales efforts for the Company (sometimes called wholesale fees).

     Investor funds will be held in a subscription escrow account with _____________, as escrow agent, until a minimum of $250,000 in principal amount of the Notes are sold. In the event that the minimum amount of Notes is not subscribed before the Offering Termination Date (or any earlier termination of the Offering), the Offering will be terminated and the escrowed funds, plus any interest thereon, will be promptly returned to the subscribing investors by the escrow agent. Upon the subscription of the minimum amount of Notes, the escrowed funds will be released to the Company. Any subsequent subscription funds with respect to the sale of additional Notes will continue to be held in the subscription escrow, but will be immediately released to the Company and available for use by the Company upon the Company's request. All subscriptions are subject to the right of the Company to reject any subscription in whole or in part.

     The offering will terminate on the Offering Termination Date, unless sooner terminated by the Company (i) upon the failure to achieve the minimum subscription amount, (ii) upon the sale of all of the Notes, (iii) if the Company believes that suitable Contracts will not be available for purchase by the Company, or (iv) if the Company believes that additional selling efforts will be unsuccessful. Early termination of the offering may result in the Company selling less than $10,000,000 in aggregate principal amount of the Notes and may expose prior purchasers of Notes to certain risks. See "RISK FACTORS --Sale of Small Amount of Notes."

     To allow the Company to make an orderly investment of all proceeds from the sale of the Notes in the purchase of Contracts, the Company may limit the dollar amount of subscriptions for Notes that it is willing to accept during any month of the offering period. To attempt to minimize the effects of the delay in the purchase or acquisition of Contracts, the Company will monitor the receipt of subscriptions.

     The Company intends to accept in the order received properly completed subscriptions and payments for subscription amounts from qualified investors meeting the applicable suitability standards. The Company may elect to treat as accepted for purposes of any monthly limit on subscriptions from certain otherwise qualified investors (for example, IRA's) whose subscription funds are being paid by a trustee or other institution that has confirmed to the Company that the funds will be paid. Upon the achievement of the maximum subscription amount ($10,000,000) for the Notes, any subsequently received subscriptions will not be accepted by the Company and will be promptly returned.

                                     EXPERTS

     The financial statements of the Company included in this Prospectus have been audited by Sprouse & Winn, L.L.P., independent certified public accountants, whose report thereon appears elsewhere herein, and have been so included in reliance upon the report and authority of such firms as experts in auditing and accounting.

                                  LEGAL MATTERS

     Certain matters with respect to the validity of the Notes have been passed upon for the Company by Kuperman, Orr, Mouer & Albers, a Professional Corporation, Austin, Texas. Kuperman, Orr, Mouer & Albers, a Professional Corporation, has also delivered its opinion to the Company as to certain compliance matters relating to the Act discussed under "THE COMPANY --Government Regulations." Drenner & Stuart, L.L.P. a Texas limited liability partnership, has also delivered to the Company its opinion as to the federal income tax matters discussed under "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS."

                           TRANSITION AUTO FINANCE II, INC.

                                    AUSTIN, TEXAS



                            INDEX TO FINANCIAL STATEMENTS
                                                                      PAGE
                                                                      ----

INDEPENDENT AUDITORS' REPORT                                             1

FINANCIAL STATEMENT

  Balance Sheet                                                          2

  Notes to Financial Statement                                         3-4

To the Board of Directors and Stockholder
  of Transition Auto Finance II, Inc.
Dallas, Texas



                             INDEPENDENT AUDITORS' REPORT


We have audited the accompanying balance sheet of Transition Auto Finance II, Inc., a Texas corporation, as of March 30, 1998. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Transition Auto Finance II, Inc. as of March 30, 1998, in conformity with generally accepted accounting principles.

SPROUSE & WINN, L.L.P.



Austin, Texas
March 31, 1998

                                 FINANCIAL STATEMENT

                           TRANSITION AUTO FINANCE II, INC.


                                    BALANCE SHEET

                                    MARCH 30, 1998



                                        ASSETS


CURRENT ASSETS
  Cash                                                                $1,000
                                                                      ------

TOTAL ASSETS                                                          $1,000
                                                                      ------
                                                                      ------

                         LIABILITIES AND STOCKHOLDERS' EQUITY


STOCKHOLDERS' EQUITY
  Common stock $.10 par value: 1,000 shares
   authorized, issued, and outstanding                                $  100
  Additional paid-in capital                                             900
                                                                      ------
Total Stockholders' Equity                                             1,000
                                                                      ------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $1,000
                                                                      ------
                                                                      ------


                  SEE ACCOMPANYING NOTES TO THIS FINANCIAL STATEMENT

                           TRANSITION AUTO FINANCE II, INC.

                             NOTES TO FINANCIAL STATEMENT

                                    MARCH 30, 1998


NOTE 1:        GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

               General

                  Transition Auto Finance II, Inc. (the Company) is a Texas corporation organized on March 17, 1998. The Company was established to purchase motor vehicles and automobile lease contracts, collecting and servicing automobile lease contracts and remarketing motor vehicles upon termination of their leases. Transition Leasing Management, Inc. (Transition Leasing) owns 100% of the Company's common stock. Through March 30, 1998, the Company has had no activity. The Company has adopted a December 31 year end.

               Income Taxes

                  The Company is a corporation subject to federal and state income taxes. The Company and its parent intend to file a consolidated tax return. Each company in the consolidated group determines its taxable income or loss, on a separate company basis, and the consolidated tax liability is allocated to each company with taxable income in proportion to the total of the taxable income amounts. Through March 30, 1998, the Company has had no federal taxable income.

NOTE 2:        NOTES OFFERING

               The Company is intending to offer (the "Notes Offering") on a "best efforts basis" up to $10,000,000 of 10% Redeemable Secured Notes (the "Notes"). The Notes will have a term of forty-eight months and will bear interest at a fixed rate of 10%. The Notes are to be sold through an underwriter. The Company will be required to make monthly payments of interest, paid in arrears, on the outstanding principal balance at the floating rate. The Notes will bear interest from the date of issuance at a fixed rate set at 10% fixed per annum.

               The underwriter will receive fees totaling 6% of the gross offering proceeds of the Notes Offering, and up to an additional 2% for their due diligence activities. The Company will reimburse Transition Leasing for organizational and offering expenses up to a maximum amount equal to 1.5% of the gross offering proceeds.

                           TRANSITION AUTO FINANCE II, INC.

                             NOTES TO FINANCIAL STATEMENT
                                     (Continued)

                                    MARCH 30, 1998


NOTE 2:        NOTES OFFERING (Continued)

               The remainder of the Notes Offering proceeds will be used to acquire automobile lease contracts backed by new automobiles and automobiles with remaining factory warranties or extended service contracts that extend to the termination of their lease contracts (the "Contracts"). The Contracts and the leased vehicles will be the asset-backed security for the Notes. A minimum of $250,000 of Notes must be sold before any funds will be released for use by the Company.

               The Company will enter into contracts originated by, or will purchase certain existing Contracts owned by Transition Leasing or Prime Choice Incorporated. The Company intends to enter into a Servicing Agreement with Transition Leasing. Transition Leasing will be entitled to a servicing fee of $20 per month Contract and a payment of $150 per Contract purchased. Transition Leasing will receive, as a marketing fee, 57.5% of the down payment made the customers with respect to contracts it originates. The Company intends to enter into an Indenture between the Company and a bank, as trustee, which will govern collection of the Contract proceeds and repayment of the Notes.

                                     Exhibit A

                           Summary of Material Assumptions


     The Company has set forth elsewhere in the Prospectus disclosure concerning the automobile leasing activity and resulting revenues and expenses that will be necessary for the Company to be able to pay the Allowed Expenses, as well as the principal and interest on the Notes. See "SUMMARY-Overview" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION."

     This disclosure contains forward-looking statements which are based on a number of assumptions. The material assumptions forming the basis for the forward looking statements are set forth in this Exhibit A. These assumptions involve certain risks and uncertainties. A principal risk is that the assumptions are based upon the opinions of and estimations developed by the management of the Company and Transition Leasing, the Company's parent, which is responsible for the acquisition and servicing of the Company's Contracts. The Company has had no operations to date, and Transition Leasing has had limited operating history to date. Accordingly, there is little actual experience upon which to base these assumptions. Other risks and uncertainties are set forth under the caption "Risk Factors" elsewhere in this Prospectus. A variation in any single assumption could materially alter the Company's ability to pay the Allowed Expenses, as well as all principal and interest on the Notes. There is no assurance that these assumptions, including, without limitation, the expected implicit interest rate of 18% per annum with respect to the Contracts, will be achieved. Accordingly, the actual results that the Company achieves may differ materially from such forward looking information due to such risks and uncertainties.

     The Company has based its estimate of the required leasing activities and the resulting revenues and expenses to pay the Allowed Expenses and the principal and interest on the Notes on (i) the average net cost(1) of each Leased Vehicle of $18,267, (ii) 12 Leased Vehicles(2) being purchased and leased, (iii) average residual value for the Leased Vehicles of $10,138; (iv) an average monthly lease payment for all Leased Vehicles of $520 for 36 months; (v) an implicit annual interest rate on the Contracts of 18%(3); (vi) 15% of the Company's Lessees default on the Contracts after 30 days; (vii) interest rate on the Notes of 10%; and (viii) expenses consistent with the "Summary of Estimated Allowed Expenses," except where such expenses are anticipated to be reduced if only the minimum offering is raised.(4)

                                   NOTES TO SUMMARY

1.   Average net cost was calculated as follows:

     Dealer Sales Price(a)                           $18,435
     Sales Tax                                         1,152
     Title, License & Fees                               182
     Total Cost to Company                           $19,769
     - 15% Down Payment paid by Lessee                -3.533
                                                     -------
                                                     $16,236
     +Marketing Fee to Transition Leasing(b)         $ 2,031

     Net Cost                                        $18,267

     a.   95% of MSRP
     b.   57.5% of Down Payment

2. The estimated number of purchased Leased Vehicles is based on the assumption that the Company will be able to acquire Contracts in the same month that available net proceeds or available cash flow is available to the Company. The 12 purchased Leased Vehicles is based on projected net offering proceeds available to purchase Leased Vehicles in the amount of $225,000 (See "Use of Proceeds"), estimated excess cash flow not necessary to pay interest on the Notes and Allowed Expenses and the average net cost of a Leased Vehicle of $18,267.

3. The estimated monthly payment for a 36 month closed-end Contract was calculated as follows:

     Capitalized Cost(c)                             $23,461
     Less Down Payment by Lessee(d)                    3,523
                                                     -------
     Net Capitalized Cost                            $19,928
     Monthly Payment(e)                              $   520

     c. Dealer sales price ($18,435) plus (i) 20% of dealer sales price, (ii) sales tax, and (iii) title, license and fees.

     d.   15% of capitalized cost.

     e. Monthly payment has two components: the monthly depreciation charge and the monthly rent charge:

          (i) The monthly depreciation charge is equal to Net Capitalized Cost ($19,928) 90% of Residual Value ($9,124.2) divided by the Term (36 months) = $300.

          (ii) A monthly rent charge based on an implicit interest rate of 18% per annum is equal to: Net Capitalized Cost ($19,928) + 90% of Residual Value ($9,124.2) x the money factor (.075(f)) = 217.89.

          (iii) The addition of (i) and (ii) an $517.89, which is rounded up to $520.

     f. Pursuant to the Automotive Lease Guide, the money factor to be applied in the formula to determine how many dollars of interest are needed monthly to obtain an implicit interest rate of 18% per annum is .075.

4. (a) The estimate of the annual accounting fee set forth under "Summary of Estimated Allowed Expenses" was based on gross proceeds in excess of the minimum offering. For the minimum offering, the Company estimates that the cost of the annual audit will be $1,500 and the cost of the annual tax return will be $1,000.

     (b) The estimate of annual printing expenses set forth under "Summary of Estimated Allowed Expenses" was based on gross proceeds in excess of the minimum offering. For the minimum offering, the Company estimates that these expenses will be $500.

     (c) The estimate of annual legal fees set forth under "Summary of Estimated Allowed Expenses" was based on gross proceeds in excess of the minimum offering. For the minimum offering, the Company estimates that these expenses will be $1,000.

     (d) The estimate of annual bank expenses set forth under "Summary of Estimated Allowed Expenses" was based on gross proceeds in excess of the minimum offering. For the minimum offering, the Company estimates that these expenses will be $500.

     (e) The estimate of annual trustee's expenses set forth under "Summary of Estimated Allowed Expenses" was based on gross proceeds in excess of the minimum offering. For the minimum offering, the Company estimates that these expenses will be $4,000.

                                    PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Articles of Incorporation provide that, to the fullest extent permitted by Texas law, directors and former directors of the Company shall not be liable to the Company or its shareholders for monetary damages occurring in their capacity as a director. Texas law does not currently authorize the elimination or limitation of the liability of a director to the extent the director is found liable (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith that constitute a breach of duty of the director of the Company or which involve intentional misconduct or a knowing violation of law, (iii) for transactions from which the director received an improper benefit, whether the benefit resulted from an action taken within the scope of the director's office or (iv) for acts or omissions for which the liability of a director is expressly provided by law.

     The Company's Articles of Incorporation and its Bylaws grant mandatory indemnification to directors and officers of the Company to the fullest extent authorized under the Texas Business Corporation Act. In general, a Texas corporation may indemnify a director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding by virtue of his position in the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Texas corporation may indemnify an officer or director in an action brought by or in the right of the corporation only if such director or officer was not found liable to the corporation, unless or only to the extent that a court finds him to be fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses to be incurred in connection with the issuance and distribution of the Notes covered by this Registration Statement, all of which will be paid by the Company, are as follows:

Securities and Exchange Commission Registration Fee. . . . . . . . . .  $ 2,950

NASD Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   ______*

Printing and Engraving . . . . . . . . . . . . . . . . . . . . . . . .   30,000+

Legal Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . .   40,000+

Accounting Fees and Expenses . . . . . . . . . . . . . . . . . . . . .    5,000+

Blue Sky Fees and Expenses . . . . . . . . . . . . . . . . . . . . . .   20,000+

Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10,000+

     Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         *

_______________
* To be furnished by amendment.
+ estimates

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     Other than the issuance of 1,000 shares of its common stock to Transition Leasing Management, Inc. upon its formation, the Company has not issued any securities.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits.

     The following documents are filed as exhibits to this registration statement:

           1.1 - Best Efforts U.A. by and between Transition Auto Finance II, Inc. and Great Nation Investment Corporation

           3.1  -  Articles of Incorporation of Transition Auto Finance-II,
                   Inc.*

           3.2  -  Bylaws of Transition Auto Finance-II, Inc.*

           4.1 - Form of Indenture between Transition Auto Finance, Inc. and Trust Management, Inc., as Trustee*

           4.2 - Form of Secured Note Due June 30, 2002 (included in Article Two of Indenture filed as Exhibit 4.1)

           5.1 - Opinion of Kuperman, Orr, Mouer & Albers, a Professional Corporation, regarding validity of Notes**

           8.1 - Opinion of Drenner & Stuart, L.L.P., a limited liability partnership, regarding tax matters**

          10.1 - Form of Master Contract Purchase Agreement between Transition Auto Finance-II, Inc. and Transition Management Leasing, Inc.*

          10.2 - Form of Servicing Agreement between Transition Leasing Management, Inc. and Transition Auto Finance II, Inc.*

          10.3 - Form of Subscription Escrow Agreement between Transition Auto Finance II, Inc. and Texas Community Bank, as Escrow Agent**

          10.4  -  Form of Broker-Dealer Selling Agreement**

          10.5  -  Form of Subscription Agreement**

          10.6 - Form of Tax Sharing Agreement by and between Transition Leasing Management, Inc., Transition Auto Finance, Inc. and Transition Auto Finance II, Inc.**

          10.7 - Form of Custodial Agreement between Transition Auto Finance, Inc. and ______________________________**

          24.1 - Consent of Drenner & Stuart, L.L.P., a limited liability partnership*

          24.2 - Consent of Kuperman, Orr, Mouer & Albers, a Professional Corporation*

          24.3  -  Consent of Sprouse & Winn, L.L.P.*

          26.1  -  Form T-1: Statement of eligibility of Trust Management, Inc.

--------------
* filed electronically herewith
**to be filed by amendment


     (b)  Financial Statement Schedules.

          None.

ITEM 28.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          A. To include any prospectus required by Section l0(a)(3) of the Securities Act of 1933;

                                    SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant hereby certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 2, 1998.

                                       TRANSITION AUTO FINANCE II, INC.


                                       By: /s/ Kenneth C. Lowe
                                          --------------------------------------
                                       Kenneth C. Lowe, President and Chief
                                       Executive Officer


                                POWER OF ATTORNEY

     Each individual whose signature appears below hereby designates and appoints Terry Scharig and Ken Lowe, and each of them, as such person's true and lawful attorney-in-fact and agent (the "Attorney-in-Fact") with full power of substitution and re-substitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, which amendments may make such changes in this registration statement as the Attorney-in-Fact deems appropriate and requests to accelerate the effectiveness of this registration statement, and to file each such amendment with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such Attorney-in-Fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such Attorney-in-Fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                     TITLE                         DATE
        ---------                     -----                         ----
/s/ Kenneth C. Lowe         Director, President (Principal     April 2, 1998
-------------------         Executive Officer) and Chief
                            Financial Officer (Principal
                            Financial and Accounting
                            Officer)